Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kosmos Energy Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Kosmos Energy Ltd.
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

April 28, 2014

Dear Shareholder:

        You are cordially invited to attend the 2014 annual general meeting of shareholders of Kosmos Energy Ltd. to be held on Thursday, June 5, 2014, at 8:00 a.m., local time, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda. For those of you who cannot attend the annual general meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience or by using the Internet voting site or toll-free number listed on the enclosed proxy card to submit your vote.

        The notice of annual general meeting and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, the financial statements for the fiscal year ended December 31, 2013 and the auditor's report thereon will be laid before the shareholders in accordance with Bermuda law, and you will be asked to (i) elect eleven directors to the Board of Directors; (ii) appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and to authorize the Company's Audit Committee of the Board of Directors to determine their remuneration; (iii) provide a nonbinding, advisory vote to approve named executive officer compensation; and (iv) consider such other business as may properly come before the annual general meeting. I will also report on our progress during the past year and respond to shareholders' questions.

        It is important that your shares be represented at the annual general meeting, as a quorum of the shareholders must be present, either in person or by proxy, in order for the annual general meeting to take place. Even if you plan to attend the annual general meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual general meeting. Your vote and participation in our governance are very important to us. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,
Andrew G. Inglis Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO
BE HELD ON THURSDAY, JUNE 5, 2014

To the Shareholders of Kosmos Energy Ltd.:

        The annual general meeting of shareholders of KOSMOS ENERGY LTD., a Bermuda exempted company (the "Company"), will be held on Thursday, June 5, 2014, at 8:00 a.m., local time, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda for the following purposes:

  1.
  To elect eleven directors to hold office until the 2015 annual general meeting of shareholders, and until their respective successors are elected;

  2.
  To appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and to authorize the Company's Audit Committee of the Board of Directors to determine their remuneration;

  3.
  To approve, on a nonbinding, advisory basis, named executive officer compensation; and

  4.
  To transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

        We will also present at the annual general meeting the financial statements for the year ended December 31, 2013 together with the auditor's report thereon. The Board of Directors of the Company has fixed the close of business on April 11, 2014 as the record date for the determination of shareholders on the Register of Members entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. The Register of Members as of the record date will be available for examination at the registered office of the Company during ordinary business hours beginning on April 28, 2014 and at the annual general meeting.

        A record of the Company's activities during 2013 and its financial statements as of and for the fiscal year ended December 31, 2013 are contained in the Company's 2013 Annual Report on Form 10-K. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

        All shareholders are cordially invited to attend the meeting. Shareholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or, alternatively, to vote their proxy by telephone or the Internet according to the instructions on the proxy card. If a shareholder who has returned a proxy attends the meeting in person, the shareholder may revoke the proxy and vote in person in accordance with the procedures described herein on all matters submitted at the meeting.

By order of the Board of Directors,

Jason E. Doughty Senior Vice President, General Counsel and Corporate Secretary

April 28, 2014
Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on June 5, 2014.    The Notice of Annual General Meeting of Shareholders, 2014 Proxy Statement, Proxy Card and 2013 Annual Report on Form 10-K are available under the SEC Filings link on the Investors' page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the "SEC").

PROXY STATEMENT
2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

        These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kosmos Energy Ltd. for use at the 2014 annual general meeting of shareholders, and any adjournments or postponements thereof. We refer to our Board of Directors as the "Board" and to Kosmos Energy Ltd. as "Kosmos," the "Company," "we" or "us." The annual general meeting will be held on Thursday, June 5, 2014 beginning at 8:00 a.m., local time, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda.

        The items to be considered are summarized in the Notice of Annual General Meeting of Shareholders and more fully described in this Proxy Statement. The Notice of Annual General Meeting of Shareholders, this Proxy Statement, the enclosed Proxy Card and our 2013 Annual Report on Form 10-K are first being mailed and made available starting on or about April 28, 2014 to all record holders of our common shares as of close of business on April 11, 2014. Our common shares represented by proxies will be voted as described below or as specified by each shareholder.

        Cameras, recording devices and other electronic devices will not be permitted at the meeting. Each shareholder attending the annual general meeting may be asked to present valid identification. Failure to bring valid identification may delay your ability to attend or prevent you from attending the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting of Shareholders to be Held on June 5, 2014

        The Notice of Annual General Meeting of Shareholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available under the SEC Filings link on the Investors' page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished.

GENERAL MATTERS

        Record Date.    The Board fixed the record date for the determination of shareholders entitled to notice of and to vote at the annual general meeting as of close of business on April 11, 2014. On the record date, there were 388,251,802 common shares, par value $0.01 per share, issued and outstanding, and there were no issued and outstanding shares of any other class of share capital. Our only issued and outstanding voting securities are our common shares.

        Voting Your Proxy.    Our shareholders are entitled to one vote for each common share that is owned on the record date on all matters considered at the annual general meeting. You may vote your shares either in person or by proxy. To vote by proxy, you may vote by telephone using the toll-free number listed on the Proxy Card, by the Internet at the website for Internet voting listed on the Proxy Card or by marking, dating, signing and mailing the enclosed Proxy Card in the prepaid envelope provided. When using Internet or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Kosmos Energy Ltd. and a control number unique to you. If you vote by Internet or telephone, please do not also mail the enclosed Proxy Card. If you plan to vote in person at the annual general meeting, please bring valid identification. Even if you currently plan to attend the annual general meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual general meeting.

        If you receive more than one Proxy Card or voting instruction form, it means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you wish to consolidate accounts, please contact Computershare Trust Company, N.A. or your broker, bank or other nominee. We will announce preliminary voting results at the annual general meeting and publish the final results in a Current Report on Form 8-K filed within four business days after the end of the annual general meeting.

        Shares Held of Record.    If your shares are held in your name and you vote by granting a proxy, which is not subsequently revoked, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as follows:

        "FOR ALL" Proposal 1: To elect eleven directors to serve until the 2015 annual general meeting of shareholders, and until their respective successors are elected;

        "FOR" Proposal 2: To appoint Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014 and to authorize the Company's Audit Committee of the Board to determine their remuneration; and

        "FOR" Proposal 3: To approve, on a nonbinding, advisory basis, named executive officer compensation.

        If other matters properly come before the annual general meeting, the proxy holders will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the annual general meeting, including for the purpose of soliciting proxies to vote in accordance with the Board's recommendations on any of the above items.

        Shares Held in Street Name.    If your shares are held in "street name" by your broker, bank or other nominee, you will receive a voting instruction form with this Proxy Statement. Like shares held of record, you may vote your shares held in street name in person at the annual general meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1 and 3. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters. If your shares are held in the name of a broker, bank or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker, bank or nominee confirming your ownership as of the record date.

        Revoking Your Proxy.    Even after you have returned your proxy, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231 or by facsimile at (214) 445-9705, (2) submitting a duly executed proxy bearing a later date to our Corporate Secretary by mail to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231 or by facsimile at (214) 445-9705, (3) using the Internet voting website or the toll-free telephone number listed on the enclosed Proxy Card to deliver a duly executed proxy bearing a later date, or (4) attending the annual general meeting and voting in person, which suspends the powers of the proxy holder.

        Quorum and Vote Required.    The presence in person or by proxy of two or more shareholders representing a majority of our issued and outstanding share capital entitled to vote shall constitute a quorum to conduct business at the annual general meeting.

        For Proposal 1, the election of directors, you may vote "FOR ALL," "WITHHOLD ALL" or "FOR ALL EXCEPT." A plurality of the votes of the shares present in person or represented by proxy at the annual general meeting and entitled to vote on the election of directors is required for the election of directors. This means that the eleven director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual general meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked "WITHHOLD ALL" will have no legal effect on the outcome of the election of directors. With respect to votes marked "FOR ALL EXCEPT," votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

        For each of Proposals 2 and 3, you may vote "FOR," "AGAINST" or "ABSTAIN." Under the Companies Act 1981 of Bermuda, as amended, our memorandum of association and our bye-laws, the affirmative vote of a majority of the votes cast at the annual general meeting at which a quorum is present is required to approve Proposals 2 and 3. Abstentions do not count as votes cast, and as such, abstentions will have no effect on the outcome of Proposals 2 and 3. Brokers will have discretionary authority to vote on Proposal 2. Brokers will not have discretionary authority to vote on Proposal 3, and broker non-votes will have no effect on the outcome of such votes.

        Cost of Solicitation.    We will pay the cost of soliciting proxies for the annual general meeting. Proxies may be solicited by the employees of Kosmos and our subsidiaries, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

        Annual Report.    Our 2013 Annual Report on Form 10-K, including consolidated financial statements as of and for the fiscal year ended December 31, 2013 is being distributed to all shareholders entitled to vote at the annual general meeting, together with this Proxy Statement, in satisfaction of the requirements of the SEC, the Company's bye-laws and Bermuda law. At the annual general meeting the financial statements and the auditor's report thereon will be laid before the shareholders in accordance with Bermuda law. Additional copies of the Annual Report on Form 10-K are available at no charge upon request. To obtain additional copies of the Annual Report on Form 10-K, please contact us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or at telephone number +1 (214) 445-9600. The Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies. In addition, this Proxy Statement and our Annual Report on Form 10-K are available to you at no charge electronically under the SEC Filings link on the Investors' page of our website at www.kosmosenergy.com.

        The Board is not aware of any matter to be presented for action at the annual general meeting of the Company other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matter. The shareholders of the Company have no dissenter's or appraisal rights in connection with any of the proposals described herein.

        If you have any questions about the proxy materials or the annual general meeting, please contact our Corporate Secretary at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, or by telephone at +1 (214) 445-9600.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our bye-laws provide that our Board shall consist of not less than five and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. The Board currently consists of eleven directors: Andrew G. Inglis, Brian F. Maxted, Sir Richard B. Dearlove, David I. Foley, David B. Krieger, Joseph P. Landy, Prakash A. Melwani, Adebayo ("Bayo") O. Ogunlesi, Lars H. Thunell, Chris Tong, and Christopher A. Wright. The Board currently consists of a single class of directors, each serving one-year terms.

        The Board has nominated eleven directors for election at the annual general meeting to serve until the 2015 annual general meeting of shareholders, and until their respective successors are duly elected. Our shareholders do not have cumulative voting rights and, accordingly, the holders of a plurality of the shares voted can elect all of the directors then standing for election.

        We are soliciting proxies in favor of the election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these eleven nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the annual general meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected.

        The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board.

Information About the Nominees

        The names of the nominees, their ages as of April 28, 2014, and other information about them are set forth below.

        Andrew G. Inglis, 54, has served as our Chairman and Chief Executive Officer since March 1, 2014. He joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a master's degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers, and a Fellow of the Royal Academy of Engineering. For these reasons, we believe he is well qualified to serve on our Board.

        Brian F. Maxted, 56, is one of the founding partners of Kosmos and has been our Chief Exploration Officer since March 2014 and a Director since January 2011. From January 2011 to March 2014, Mr. Maxted served as our Chief Executive Officer. Prior to this, he served our predecessor Kosmos Energy Holdings ("KEH") as Senior Vice President, Exploration from 2003 to 2008 and as Chief Operating Officer from 2008 to 2011. He is currently a Director of Venari Resources LLC and has also served as a Director of Broad Oak Energy from February 2008 through to its sale in July 2011. Prior to co-founding Kosmos in 2003, Mr. Maxted was the Senior Vice President of Exploration of

Triton Energy Limited prior to its sale to Hess Corporation. Mr. Maxted holds a Master of Organic Geochemistry degree from the University of Newcastle-upon-Tyne and a Bachelor of Science degree in Geology from the University of Sheffield. For these reasons, we believe he is well qualified to serve on our Board.

        Sir Richard B. Dearlove, 69, has served as a Director since December 2012. Sir Richard B. Dearlove is Master of Pembroke College at the University of Cambridge, U.K., a position he has held since retiring as the Head of the British Secret Intelligence Service (MI6) in 2004. During his 38-year tenure with MI6, Sir Richard B. Dearlove served in multiple international locations, before returning to the U.K. as Director of Personnel and Administration in 1993. He also served as Director of Operations and Assistant Chief in advance of his appointment as Head of MI6 in 1999. In 1984, Sir Richard B. Dearlove was awarded an OBE (Officer of the Most Excellent Order of the British Empire), and in 2001 he was appointed a KCMG (Knight Commander of St. Michael and St. George) for his service. Sir Richard B. Dearlove has held several trustee and advisory positions, including serving as a Trustee of Kent School in Connecticut, Honorary Fellow of Queens' College, University of Cambridge, Member of the International Advisory Board of AIG, Senior Advisor to the Monitor Group, Chairman of Ascot Underwriting, Member of the Advisory Board of IrisGuard, Member of the Advisory Board of New Venture Partners, Chairman of Trustees of the Cambridge Union Society and Member of the Strategic Advisory Board of TimeSight Systems. He received a Master of Arts degree in History from Queen's College, Cambridge. For these reasons, we believe he is well qualified to serve on our Board.

        David I. Foley, 46, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Mr. Foley is a Senior Managing Director in the Private Equity Group at Blackstone Group L.P. ("Blackstone") and is the Chief Executive Officer of Blackstone Energy Partners. Mr. Foley currently leads Blackstone's investment activities in the energy and natural resources sector. Since joining Blackstone in 1995, Mr. Foley has been responsible for building the Blackstone energy and natural resources practice and has played an integral role in every private equity energy deal that the firm has invested in. Before joining Blackstone, Mr. Foley worked with AEA Investors in that firm's private equity business, and prior to that served as a Consultant for the Monitor Company. Mr. Foley is currently a Director of PBF Energy Inc., Cheniere Energy Inc. and Cheniere Energy Partners, LP and several other private companies. Mr. Foley received a Bachelor of Arts and a Master of Arts in Economics from Northwestern University and received a Master of Business Administration degree with distinction from Harvard Business School. For these reasons, we believe he is well qualified to serve on our Board. Mr. Foley was nominated to the Board by Blackstone pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        David B. Krieger, 40, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Mr. Krieger is a Partner of Warburg Pincus & Co. ("Warburg Pincus") and a Managing Director of Warburg Pincus LLC and has been with the firm since 2000. Mr. Krieger is involved primarily with the firm's investment activities in the energy sector. Mr. Krieger is currently a Director of MEG Energy Corp., Ceres, Inc. and several private companies. From 2004 to 2009, Mr. Krieger was a Director of ElectroMagnetic GeoServices ASA. Mr. Krieger also serves as a Trustee of the Kaufman Center for the Performing Arts. He received a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania, a Master of Science from the Georgia Institute of Technology and a Master of Business Administration degree from Harvard Business School. For these reasons, we believe he is well qualified to serve on our Board. Mr. Krieger was nominated to the Board by Warburg Pincus pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        Joseph P. Landy, 52, has served as a Director since May 2012. Mr. Landy is Co-President of Warburg Pincus and has been with the firm since 1985. Mr. Landy is jointly responsible for the management of the firm, including the formulation of strategy, oversight of investment policy and decisions, leadership of the firm's executive management committee and the coordination of limited partner communications. Mr. Landy currently serves as a Director of Bausch & Lomb and AmRest Holdings SE. He also serves on the Board of Directors of the National Park Foundation and is on the National Executive Board of the Boy Scouts of America and is Chair of its corporate sponsorship committee. Mr. Landy holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from The Leonard N. Stern School of Business at New York University. For these reasons, we believe he is well qualified to serve on our Board. Mr. Landy was nominated to the Board by Warburg Pincus pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        Prakash A. Melwani, 55, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Mr. Melwani is a Senior Managing Director at Blackstone and is Chief Investment Officer of the Private Equity Group at Blackstone and chairs each of its Investment Committees. Prior to joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Previous to that, he was with the management buyout group at The First Boston Corporation and with N. M. Rothschild & Sons in Hong Kong and London. From 2005 to 2011, Mr. Melwani was President and Director of The India Fund, Inc. and The Asia Tigers Fund, Inc. Mr. Melwani is currently a Director of Acushnet Company, Crocs, Performance Food Group, Pinnacle Foods, RGIS Inventory Specialists and Blackstone's strategic partner, Patria. Mr. Melwani graduated with a First Class Honors degree in Economics from Cambridge University. He received a Master of Business Administration with High Distinction from Harvard Business School and graduated as a Baker Scholar and a Loeb Rhoades Fellow. For these reasons, we believe he is well qualified to serve on our Board. Mr. Melwani was nominated to the Board by Blackstone pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        Adebayo ("Bayo") O. Ogunlesi, 60, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Since 2006, Mr. Ogunlesi has been Chairman and Managing Partner of Global Infrastructure Partners ("GIP"), a private equity firm that invests in infrastructure assets in the energy, transport and water sectors, in both OECD and select emerging market countries. Mr. Ogunlesi previously served as Executive Vice Chairman and Chief Client Officer of Credit Suisse's Investment Banking Division with senior responsibility for Credit Suisse's corporate and sovereign investment banking clients. From 2002 to 2004, he was Head of Credit Suisse's Global Investment Banking Department. Mr. Ogunlesi is a Director of Callaway Golf Company and the Goldman Sachs Group, Inc. and is a Non-Executive Chairman of the Africa Finance Corporation. Mr. Ogunlesi holds a Bachelor of Arts in Politics, Philosophy and Economics with First Class Honors from Oxford University, a Juris Doctor (magna cum laude) from Harvard Law School and a Master of Business Administration from Harvard Business School. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. For these reasons, we believe he is well qualified to serve on our Board.

        Lars H. Thunell, 65, has served as a Director since December 2012. Mr. Thunell retired in June 2012 as Executive Vice President and Chief Executive Officer of the International Finance Corporation ("IFC"), part of the World Bank Group, following a distinguished career of more than 30 years in both the financial sector and industry. During his career, Mr. Thunell has held top leadership positions with several prominent Swedish financial and international businesses. Prior to joining the IFC in 2006, he was Chief Executive Officer of SEB, Sweden's top corporate bank. He has also served as Executive Vice President and Deputy Chief Executive Officer of Nordbanken and Executive Vice President of ABB Ltd. Mr. Thunell is a Director of Standard Chartered as well as Non-Executive Vice Chairman of Sithe Global. Mr. Thunell is also a Senior Advisor to the Center for Strategic and International Studies and the non-executive chairman of the Africa Risk Capacity Insurance Company Limited, a mutual Bermuda insurance company. He received a Ph.D. from the University of Stockholm and was a research fellow at the Harvard University Center for International Affairs. For these reasons, we believe he is well qualified to serve on our Board.

        Chris Tong, 57, has served as a Director since February 2011. Mr. Tong currently serves as a Director and Chairman of the Audit Committee of Targa Resources Corp. From 2009 to 2012, Mr. Tong also served on the Board of Directors of Cloud Peak Energy Inc. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer of Magnum Hunter Resources, Inc. from August 1997 to December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong holds a Bachelor of Arts in Economics from the University of Louisiana Lafayette (formerly the University of Southwestern Louisiana). For these reasons, we believe he is well qualified to serve on our Board.

        Christopher A. Wright, 66, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). He became a Director of Delonex Energy in August 2013 and Explora Petroleum AS in January 2014. From November 2005 to January 2011, Dr. Wright was the Executive Chairman of Fairfield Energy Limited before being appointed Chief Executive Officer in January 2011, a position he retired from in March 2013. From July 2004 to June 2010, he was a Director of ElectroMagnetic GeoServices ASA. From 2001 to 2004, Dr. Wright was Senior Vice President, Global Exploration and Technology, for Unocal based in Houston. From 1997 to 1999, he was first Director, New Business and then Chief Operating Officer for Lasmo plc in London. From 1996 to 1997, Dr. Wright led the Asia-Pacific and Middle East new business development efforts for the Mobil Oil Corporation, based out of Dallas and London. The major part of his career was with British Petroleum plc, where he spent over 20 years in various technical and managerial roles of increasing seniority in locations both in the United States and the United Kingdom. His final position with the company was Chief Executive, Frontier and International, which he held from 1991 to 1995. Dr. Wright holds both a Bachelor of Science and a Doctor of Philosophy in Geology from Bristol University, and has also completed the Advanced Management Program at Harvard University. For these reasons, we believe he is well qualified to serve on our Board.

Vote Required

        Directors will be elected by a plurality of the votes of the common shares of the Company present in person or represented by proxy at the annual general meeting, at which a quorum is present, and entitled to vote. A properly executed proxy marked "WITHHOLD ALL" or "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Recommendation

        The Board recommends that shareholders vote "FOR ALL" the nominees for director. If not otherwise specified, proxies will be voted "FOR ALL" the nominees for director.

 PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

        Ernst & Young LLP has served as our independent registered public accounting firm since 2011 and of our predecessor, KEH, since 2003, and has provided to us certain audit services, audit-related services and tax services during that time.

        Under Section 89 of the Companies Act 1981, as amended, of Bermuda, the shareholders have the authority to appoint the Company's independent registered public accounting firm and to authorize the Audit Committee of the Board of the Company (the "Audit Committee") to determine their remuneration. The Audit Committee has recommended reappointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board is asking shareholders to approve such appointment and the authority of the Audit Committee to determine their remuneration. If an auditor is not appointed by shareholders at the annual general meeting, Ernst & Young LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company's bye-laws. The affirmative vote of the holders of a majority of the votes cast at the annual general meeting, at which a quorum is present, is required to approve the appointment and the authorization of the Audit Committee to set their remuneration.

        Representatives of Ernst & Young LLP will not be present at the annual general meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Fees Paid to Independent Auditors

        The following table presents aggregate fees billed to us for the years ended December 31, 2013 and 2012, for professional services rendered by Ernst & Young LLP, our principal accountant:

	2013	2012
Audit fees	$1,354,140	$1,141,088
Audit-related fees	183,353	40,089
Tax fees	60,764	536,141
All other fees	2,116	2,695

Total fees	$1,600,373	$1,720,013

        Audit Fees.    Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with audits of the Company's and certain of its subsidiaries' financial statements and internal controls over financial reporting, quarterly reviews of our consolidated financial statements, issuance of a comfort letter related to a secondary offering, as well as certain audit-related accounting consultations.

        Audit-Related Fees.    Audit-related fees consisted of costs incurred related to SEC-related accounting consultations and certain attestation and agreed upon procedures.

        Tax Fees.    Tax fees consisted of costs incurred related to tax compliance services and consultations on various tax issues.

        All Other Fees.    For 2012 and 2013, all other fees consisted of costs incurred related to access to Ernst & Young LLP's online research services.

 Pre-Approval Policies and Procedures

        Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter, subject to shareholder approval if necessary under Bermuda law. The Audit Committee's charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        The affirmative vote of a majority of the votes cast at the annual general meeting, at which a quorum is present, is required to approve Proposal 2. Abstentions shall not be treated as votes cast.

        Shareholders are being asked to vote on the following resolution:

        "RESOLVED, that the Company's shareholders approve the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014 and authorize the Audit Committee of the Company to determine their remuneration."

Recommendation

        The Board recommends a vote "FOR" the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and to authorize the Audit Committee to determine their remuneration. If not otherwise specified, proxies will be voted "FOR" Proposal 2.

 PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        At our 2012 annual general meeting of shareholders, a majority of our shareholders voted, on a nonbinding, advisory basis, to hold a nonbinding, advisory vote on named executive officer compensation every year. Consistent with this recommendation by our shareholders, the Company intends to submit an annual nonbinding, advisory vote on the compensation of the Company's named executive officers until the next vote on the frequency of the shareholder nonbinding, advisory vote on named executive officer compensation. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are providing our shareholders with the opportunity to cast a nonbinding, advisory vote on the 2013 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

        As described in detail below in this Proxy Statement under "Compensation Discussion and Analysis," we seek to pay our named executive officers for performance, to closely align the interests of our named executive officers with the interests of our shareholders and to attract, retain and motivate top talent. Please refer to the Compensation Discussion and Analysis, the compensation tables and the other narrative compensation-related disclosures of this Proxy Statement for a detailed discussion of our executive compensation principles and practices and the 2013 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather our overall executive compensation principles and practices and the 2013 compensation of our named executive officers.

        To help ensure that all shareholder views are well understood by the Board, we also encourage shareholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices (see "Board of Directors, Board Meetings and Committees—Communications with the Board" below).

Vote Required

        The affirmative vote of a majority of the votes cast at the annual general meeting, at which a quorum is present, is required to approve Proposal 3. Abstentions shall not be treated as votes cast.

        Shareholders are being asked to vote on the following resolution:

        "RESOLVED, that the Company's shareholders approve, on a nonbinding, advisory basis, the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative)."

        Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee of the Board (the "Compensation Committee") will carefully consider the shareholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our shareholders.

Recommendation

        The Board recommends a vote "FOR" the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If not otherwise specified, proxies will be voted "FOR" Proposal 3.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Composition

        As of the date of this Proxy Statement, our Board has eleven directors and five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Health, Safety, Environmental and Security Committee, the External Affairs & Political Risk Committee and the Exploration Assurance Committee. Our bye-laws provide that the Board shall consist of not less than five directors and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. No decrease in the number of directors may shorten the term of any incumbent director.

        The Board currently consists of a single class of directors, each serving a one-year term. Once our controlling shareholders (as defined below in "—Committees of the Board of Directors"), in the aggregate, no longer beneficially own more than 50% of the issued and outstanding common shares, the Board will be divided into three classes of directors designated as Class I, Class II and Class III, with each class as nearly equal in number as possible, serving staggered three-year terms.

Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        In connection with the appointment of Mr. Andrew G. Inglis as our Chairman and Chief Executive Officer in March 2014, the Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer. The Board has determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

        The Board does not currently have a standing presiding director, though it may designate a director as the presiding director to lead the meetings of the independent directors, if it deems appropriate, in accordance with the principles set out in our Corporate Governance Guidelines.

Director Independence

        We have availed ourselves of the "controlled company" exception under the NYSE rules, which exempts us from the requirements that an NYSE-listed company must have a majority of independent directors on its Board and that its Compensation and Nominating and Corporate Governance Committees be composed entirely of independent directors.

        In any event, the Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that Messrs. Wright, Ogunlesi, Thunell and Tong and Sir Richard B. Dearlove are "independent directors" as defined by the NYSE rules and Rule 10A-3 of Exchange Act. There are no family relationships among any of our executive officers, directors or nominees for director.

        Our controlling shareholders currently own a number of our common shares sufficient to elect all of the members of the Board without the approval of any other shareholder.

 Board's Role in Risk Oversight

        Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each.

        Under its charter, the Audit Committee reviews and discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines and policies and procedures for monitoring and mitigating risks.

        Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year in relation to specific proposed actions. The Board's other standing Committees—Compensation, Nominating and Corporate Governance, Heath, Safety, Environmental and Security, External Affairs & Political Risk and Exploration Assurance—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. See "Executive Compensation—Compensation Risk Assessment" below. The Board is kept abreast of its Committees' risk oversight and other activities through reports of the Committee chairmen to the full Board.

        Specifically relating to enterprise risk management during 2013, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks. The Audit Committee met with management and the Company's enterprise risk management consultant regarding this process.

Meetings of the Board of Directors and Committees

        The Board held seven meetings during fiscal 2013 and took action by unanimous written consent on five occasions. During fiscal 2013, no director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he was a director and of the total number of meetings held by all of the Committees of the Board on which he served. During 2013, we had five standing Committees of the Board—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Health, Safety, Environmental and Security Committee and the Strategy and Business Implementation Committee. In addition, in April 2014, the Board approved the External Affairs & Political Risk Committee as one of our standing Committees, formed one other standing Committee of the Board—Exploration Assurance Committee—and also dissolved an existing standing Committee of the Board—the Strategy and Business Implementation Committee. We expect, but do not require, our directors to attend our annual general meetings of shareholders.

        The following table shows the membership of, and number of meetings held by, the Board and each standing Committee during the fiscal year ended December 31, 2013:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety Environmental, and Security Committee	Strategy and Business Implementation Committee	Board of Directors
John R. Kemp III(1)			X			Chair
Sir Richard B. Dearlove(2)	X					X
David I. Foley					X	X
David B. Krieger					X	X
Joseph P. Landy		X	X			X
Brian F. Maxted				X		X
Prakash A. Melwani		Chair	X			X
Adebayo ("Bayo") O. Ogunlesi	X	X	Chair			X
Lars H. Thunell(2)(3)	X			X		X
Chris Tong	Chair			X	X	X
Christopher A. Wright(2)				Chair	Chair	X
Number of Meetings in 2013	5	2	1	4	4	7
Action by Written Consent in 2013	1	4	1	0	0	5

(1)
Mr. Kemp resigned from our Board, including the Nominating and Corporate Governance Committee, effective as of February 28, 2014. Mr. Inglis, our Chief Executive Officer, was appointed Chairman of our Board, effective as of March 1, 2014.

(2)
Mr. Wright served as a member of the Audit Committee, effective until February 28, 2013. Sir Richard B. Dearlove and Mr. Thunell (who were appointed to the Board on December 6, 2012 and December 4, 2012, respectively) were appointed as members of the Audit Committee, effective as of February 28, 2013.

(3)
Mr. Thunell was appointed as a member of the Health, Safety, Environmental and Security Committee, effective as of February 28, 2013.

Committees of the Board of Directors

        We are a "controlled company," as that term is set forth in Section 303A of the NYSE Listed Company Manual, because more than 50% of our voting power is held by funds affiliated with Warburg Pincus and The Blackstone Group (together with their respective affiliates, our "controlling shareholders"), acting as a group. Under the NYSE rules, a "controlled company" may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the Board consist of independent directors, (2) the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the Committee's purpose and responsibilities, (3) the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the Committee's purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees.

        We have elected to be treated as a "controlled company" and thus avail ourselves of these exemptions. As a result, although we have adopted charters for our Audit, Nominating and Corporate Governance, and Compensation Committees and intend to conduct annual performance evaluations of these Committees, our Board does not consist of a majority of independent directors, nor do our Nominating and Corporate Governance and Compensation Committees consist entirely of independent directors. Accordingly, so long as we are a "controlled company," you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

        As of April 28, 2014, our Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee, Heath, Safety, Environmental and Security Committee, External Affairs & Political Risk Committee and Exploration Assurance Committee, and may have such other committees as the Board shall determine from time to time. Each of the standing Committees of the Board has the composition and responsibilities described below.

        Audit Committee.    Our Audit Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are Messrs. Ogunlesi, Tong and Thunell and Sir Richard B. Dearlove, each of whom our Board has determined is financially literate. Mr. Tong is the Chairman of this Committee. Our Board has determined that Mr. Tong is an "audit committee financial expert" as described in Item 407(d)(5) of Regulation S-K, and that Messrs. Ogunlesi, Tong and Thunell and Sir Richard B. Dearlove are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Our Audit Committee is authorized to:

  •
  recommend, through the Board, to the shareholders on the appointment and termination (subject to Bermuda law) of our independent auditors;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid (subject to authorization by our shareholders to do so);

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us regarding accounting matters;

  •
  oversee internal audit functions;

  •
  oversee the resource and reserve process, including the external reporting of resource and reserve information; and

  •
  prepare the report of the Audit Committee that SEC rules require to be included in this Proxy Statement.

        The Audit Committee's responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011 (as amended on April 3, 2012) and is reviewed annually. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2013, the Audit Committee held five meetings and took action by unanimous written consent on one occasion. The Audit Committee was formed in connection with our initial public offering ("IPO").

        Compensation Committee.    The current members of our Compensation Committee are Messrs. Landy, Melwani and Ogunlesi. Mr. Melwani is the Chairman of this Committee. The Compensation Committee is authorized to, among other things:

  •
  review and approve the compensation arrangements for our executive officers, including the compensation for our Chief Executive Officer;

  •
  review and approve compensation for our directors;

  •
  periodically review, in consultation with our Chief Executive Officer, our management succession planning;

  •
  review and evaluate our executive compensation and benefits policies generally, including review and recommendation of any incentive compensation and equity-based plans;

  •
  prepare the report of the Compensation Committee that SEC rules require to be included in the Proxy Statement or Annual Report on Form 10-K, review and discuss the Company's Compensation Discussion and Analysis with management and provide a recommendation to the Company's Board regarding the inclusion of the Compensation Discussion and Analysis in the Proxy Statement or Form 10-K;

  •
  retain and terminate any advisors, including any compensation consultants, and approve any such advisors' fees and other retention terms; and

  •
  delegate its authority to subcommittees or the Chairman of the Committee when it deems it appropriate and in the best interests of the Company.

        The Compensation Committee's responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2013, the Compensation Committee held two regularly convened meetings and took action by unanimous written consent on four occasions. The Compensation Committee was formed in connection with our IPO.

        Nominating and Corporate Governance Committee.    The members of our Nominating and Corporate Governance Committee are Messrs. Inglis, Landy, Melwani and Ogunlesi. Mr. Ogunlesi is the Chairman of this Committee. Our Nominating and Corporate Governance Committee is authorized to:

  •
  identify and nominate members for election to the Board;

  •
  develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

  •
  oversee the evaluation of the Board and management.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011, and is reviewed annually. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2013, the Nominating and Corporate Governance Committee held one meeting and took action by unanimous written consent on one occasion. The Nominating and Corporate Governance Committee was formed in connection with our IPO.

        Health, Safety, Environmental and Security Committee.    The members of our Health, Safety, Environmental and Security Committee are Messrs. Inglis, Tong and Wright. Mr. Wright is the Chairman of this Committee. The principal responsibilities of this Committee are to:

  •
  monitor the establishment of goals and targets for health, safety and environmental performance;

  •
  monitor medium- and long-term performance versus targets and objectives and work with management to review health, safety and environmental standards, policies and procedures and make improvements accordingly;

  •
  review emergency and incident response plans; and

  •
  monitor the identification, management and mitigation of major health, safety and environmental risks.

        The Health, Safety, Environmental and Security Committee's responsibilities are set forth in its charter, which was approved by the Board on May 11, 2012 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2013, the Committee held four meetings and did not take any action by unanimous written consent. The Committee was formed in March 2011.

        External Affairs & Political Risk Committee.    This Committee was formed as a standing committee of the Board in April 2014. Prior to this, the External Affairs & Political Risk Committee operated as an ad hoc committee of the Board. The Board members of our External Affairs & Political Risk Committee are Messrs. Maxted and Thunell and Sir Richard B. Dearlove. Other members are Mr. Kenneth Juster and Ms. Christine Anderson, who are affiliated with our controlling shareholders. Sir Richard B. Dearlove is the Chairman of this Committee. The principal responsibilities of this Committee are to:

  •
  review, consider revisions to and monitor the conduct and performance relating to the Company's corporate responsibility policies;

  •
  monitor engagement with external corporate responsibility organizations and public policy initiatives;

  •
  monitor the Company's process of analyzing social, political and reputational risk and assess the Company's efforts to manage or mitigate such risk at key milestones in the business cycle, including new country entry;

  •
  review Company's external affair contingency plans in place for material social, political, and reputational risk events;

  •
  annually, monitor the corporate social investment programs in which the Company is currently engaged; and

  •
  annually, receive and review the Company's corporate responsibility report and recommend the approval of such report to the Board.

        The External Affairs & Political Risk Committee's responsibilities are set forth in its charter, which was approved by the Board on November 19, 2013 and is reviewed annually. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

        Exploration Assurance Committee.    This Committee was formed as a standing committee of the Board in April 2014. The Board members of our Exploration Assurance Committee are Messrs. Inglis, Maxted, Tong and Wright. Mr. Wright is the Chairman of this Committee. The principal responsibilities of this Committee are to:

  •
  review the overall objectives of the Company's exploration business in the context of the Company's long range plan, as well as the exploration strategy and related plans and annual exploration plan, and evaluate the inherent subsurface and commercial risks therein;

  •
  regularly evaluate the implementation of the annual exploration business plans and review the identification and evaluation of business risks/threats to exploration plan delivery and the mitigating actions proposed by the Company;

  •
  review all potential significant exploration and new ventures business transactions; and

  •
  review the evaluation of the Company's operated and non-operated exploration assets and monitor the exploration organization and new ventures technical and commercial workflows and processes.

        The Exploration Assurance Committee's responsibilities are set forth in its charter, which was approved by the Board on April 14, 2014 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Nomination of Directors

        The nominees for election to the Board at the annual general meeting were formally nominated by the Nominating and Corporate Governance Committee and such nominations were approved by the full Board. Although the Board will consider nominees recommended by shareholders, the Board has not established any specific procedures for shareholders to follow to recommend potential director nominees for consideration. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any specific written procedures for identifying and evaluating potential director nominees or any minimum qualifications or skills for directors, although we generally consider a nominee's diversity, experience, industry knowledge and background. The Board does not deem it necessary to adopt specific written procedures because we are a "controlled company" under NYSE rules. As discussed below under "Shareholders Agreement," certain directors are nominated based on contractual obligations in our shareholders agreement with affiliates of our controlling shareholders.

Compensation Committee Interlocks and Insider Participation

        The current members of our Compensation Committee are Messrs. Landy, Melwani and Ogunlesi. Mr. Melwani is the Chairman of the Committee. No member of the Compensation Committee has been at any time an employee or an officer of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Messrs. Landy and Melwani have directed that the fees they are entitled to receive as compensation for serving on our Board be paid to our controlling shareholders. See "Certain Relationships and Related Transactions" and "Director Compensation—2013 Director Compensation" below.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this Code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary. The Code of Business Conduct and Ethics is also available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.kosmosenergy.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

 Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Corporate Governance Guidelines. Requests should be directed to us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Dallas, Texas 75231, Attention: Corporate Secretary. The Corporate Governance Guidelines are also available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the Corporate Governance Guidelines on our website at www.kosmosenergy.com.

Shareholders Agreement

        We have entered into a shareholders agreement with affiliates of our controlling shareholders pursuant to which our controlling shareholders, collectively, have the right to currently designate six members of our Board. Each controlling shareholder has the right to designate: (i) three directors (or 25% of the Board, rounded to the nearest whole number) if it owns 20% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders and 50% or more of the common shares owned by such controlling shareholder immediately prior to the consummation of the IPO; and (ii) one director (or 12.5% of the Board, rounded to the nearest whole number) if it owns 7.5% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders. Under the shareholders agreement, subject to the corporate governance requirements of the NYSE, and for as long as our controlling shareholders constitute a group that beneficially owns more than 50% of the Company's voting power, our controlling shareholders will have the right to designate 50% of the members of the Nominating and Corporate Governance Committee and a majority of the members of the Compensation Committee. After our controlling shareholders no longer constitute a group beneficially owning more than 50% of the Company's voting power, each controlling shareholder entitled to designate a director will have the right to nominate one of its director designees to each Committee of the Board (other than the Audit Committee). A controlling shareholder will cease to have the right to designate committee members in the event that the controlling shareholder holds less than 7.5% of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders.

Communications with the Board

        Shareholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Board.

        Shareholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors (Independent Members), c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the independent directors.

        Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. To submit a complaint, you may send a written communication in an envelope addressed to: Audit Committee, c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. Any such complaints received or submitted will be promptly forwarded by the Corporate Secretary to Chris Tong, an independent director and Chairman of the Audit Committee, to take such action as may be appropriate.

        Shareholders and other interested parties may communicate directly with our Chairman of the Board by sending a written communication in an envelope addressed to: Chairman of the Board of Directors, c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Chairman of the Board.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following is a description of the transactions we have engaged in since January 1, 2013 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

        Effective October 1, 2011, as amended effective as of January 1, 2012, January 1, 2013 and October 1, 2013, we entered into a consulting agreement with Mr. Kemp pursuant to which he received compensation for consulting services to the Company that we reasonably requested from time to time. Effective February 28, 2014, Mr. Kemp resigned from the Board and also ceased providing the Company with consulting services. See "Director Compensation—2013 Director Compensation—Consulting Agreement with Mr. Kemp" below.

        An affiliate of The Blackstone Group, one of our controlling shareholders, acted as an underwriter in a secondary offering of our common shares by our controlling shareholders and certain members of our management, which closed in February 2013. The Blackstone Group, through its affiliate who acted as an underwriter, Blackstone Advisory Partners L.P., received underwriting discounts and commissions totaling approximately $426,938 in connection with the offering. While Kosmos was a party to the underwriting agreement governing this offering and facilitated the registration of the common shares sold in the offering pursuant to its obligations under the registration rights agreement entered into prior to our IPO, Kosmos did not sell any common shares in the offering and such underwriting discounts and commissions were not paid by Kosmos to Blackstone Advisory Partners L.P., but rather by the selling shareholders participating in the offering.

        We believe that the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

        Messrs. Foley, Krieger, Landy and Melwani have directed that the fees they are entitled to receive as compensation for serving on our Board be paid to our controlling shareholders. See "Board of Directors, Board Meetings and Committees—Compensation Committee Interlocks and Insider Participation" above and "Director Compensation—2013 Director Compensation" below.

Procedures for Review of Transactions with Related Persons

        We have adopted a set of written related party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related party transactions, including any loans between us, our controlling shareholders and our affiliates, but excluding compensation arrangements, require approval by our Nominating and Corporate Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party's direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our shareholders' best interests. There have been no related party transactions since the adoption of related party transaction policies where such policies were not followed.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2013.

        To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2013, with the exception of seven Forms 4 relating to nine transactions that were filed late: Mr. McKenna (one transaction), Mr. Haas (three transactions), Mr. Kemp (one transaction), Mr. Tong (one transaction), Mr. Ogunlesi (one transaction), Mr. Wright (one transaction) and Mr. Doughty (one transaction).

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully-diluted basis, as of March 14, 2014 for:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  each of our director nominees;

  •
  all of our executive officers and directors as a group; and

  •
  each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 388,245,743 common shares issued and outstanding on March 14, 2014.

        Except as indicated in the footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Richard B. Dearlove	11,650	*
David I. Foley(1)	—	—
David Krieger(2)	—	—
Joseph P. Landy(2)	—	—
Prakash A. Melwani(1)	—	—
Adebayo O. Ogunlesi(3)	1,369,216	*
Lars H. Thunell	11,650	*
Chris Tong(4)	62,003	*
Christopher A. Wright(5)	667,407	*
Andrew G. Inglis	—	—
W. Greg Dunlevy(6)	8,247,204	2.12%
Christopher J. Ball(7)	—	—
Jason Doughty(8)	184,410	*
Brian F. Maxted(9)	12,405,956	3.20%
Darrell L. McKenna(10)	326,825	*
All directors and executive officers as a group (22 individuals)(11)	33,290,790	8.57%
Five Percent Shareholders
Warburg Pincus Funds(2)	137,011,151	35.29%
Blackstone Funds(1)	112,100,012	28.87%

*
Less than one percent.

(1)
Based on a Schedule 13G filed on February 14, 2014, the Blackstone Funds (as hereinafter defined) are comprised of the following entities: Blackstone Capital Partners (Cayman) IV L.P. ("BCP Cayman IV"), Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP Cayman IV-A"), Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("BFIP"), Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P. ("BFIP SMD") and Blackstone Participation Partnership (Cayman) IV L.P. ("BPP", together with BCP Cayman IV, BCP Cayman IV-A, BFIP and BFIP SMD, the "Blackstone Funds"). The Blackstone Funds beneficially own (i) 105,005,827 shares, which are held by BCP Cayman IV, (ii) 1,712,440 shares, which are held by BCP Cayman IV-A, (iii) 2,769,766 shares, which are held by BFIP, (iv) 2,299,723 shares, which are held by BFIP SMD and (v) 312,256 shares, which are held by BPP. The general partner of BFIP SMD is Blackstone Family GP L.L.C., which is wholly owned by Blackstone's senior managing directors and controlled by Mr. Stephen A. Schwarzman, its founder. The general partner of BCP Cayman IV and BCP Cayman IV-A is Blackstone Management Associates (Cayman) IV L.P. ("BMA"). Blackstone LR Associates (Cayman) IV Ltd ("BLRA") and BCP IV GP L.L.C ("BCP IV") are the general partners of BMA. BCP IV is the general partner of BFIP and BPP. Blackstone Holdings III L.P. is the sole member of BCP IV. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. Mr. Stephen A. Schwarzman is director and controlling person of BLRA. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. Mr. Foley and

  Mr. Melwani are Senior Managing Directors of Blackstone Group Management L.L.C. and neither is deemed to beneficially own the shares beneficially owned by the Blackstone Funds. The address of each of the Blackstone Funds, Mr. Stephen A. Schwarzman and each of the other Blackstone entities listed in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(2)
Based on a Schedule 13G filed on March 20, 2013, the Warburg Pincus Funds are comprised of the following entities: Warburg Pincus International Partners, L.P., a Delaware limited partnership ("WPIP"), and two affiliated partnerships who collectively hold 68,505,581 shares, and Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), and two affiliated partnerships who collectively hold 68,505,570 shares. The total number of shares reported by WPIP includes 2,740,226 shares that are owned by its affiliated partnership Warburg Pincus Netherlands International Partners I, C.V., a company incorporated under the laws of the Netherlands, and 101,384 shares that are owned by its affiliated partnership WP-WPIP Investors, L.P., a Delaware limited partnership. WPIP expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by WPIP. The total number of shares reported by WP VIII includes 1,924,783 shares that are owned by its affiliated partnership Warburg Pincus Netherlands Private Equity VIII I, C.V., a company incorporated under the laws of the Netherlands, and 192,046 shares that are owned by its affiliated partnership WP-WPVIII Investors, L.P., a Delaware limited partnership. WP VIII expressly disclaims beneficial ownership with respect to any shares other than the shares owned of record by WP VIII. Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners") is the general partner of WPIP and WP VIII. Warburg Pincus & Co., a New York general partnership ("WP") is the managing member of WP Partners. WPIP and WP VIII are managed by Warburg Pincus ("WP LLC"). Mr. Landy and Mr. Krieger are Directors of Kosmos. Mr. Landy is a Managing General Partner of WP and a Managing Member and Co-President of WP LLC. Mr. Krieger is a Partner of WP and a Managing Director and Member of WP LLC. All shares indicated as owned by Messrs. Landy and Krieger are included because of their affiliation with the Warburg Pincus Funds. Charles R. Kaye is also a Managing General Partner of WP and a Managing Member and Co-President of WP LLC and, together with Mr. Landy, may be deemed to control the Warburg Pincus Funds. Messrs. Kaye, Landy and Krieger disclaim beneficial ownership of all shares held by the Warburg Pincus Funds. The address of the Warburg Pincus Funds, Mr. Kaye and each of the other Warburg Pincus entities listed in this footnote is 450 Lexington Avenue, New York, New York 10017.

(3)
Excludes restricted share units held by Mr. Ogunlesi.

(4)
Excludes restricted share units held by Mr. Tong.

(5)
Excludes restricted share units held by Mr. Wright.

(6)
Includes (i) 1,164,705 restricted shares held by Mr. Dunlevy and (ii) 1,665,579 common shares held by 2008 Carnegie, Ltd., an entity of which Mr. Dunlevy is a beneficial owner.

(7)
Excludes restricted share units held by Mr. Ball.

(8)
Includes 115,033 restricted shares held by Mr. Doughty and excludes restricted share units held by Mr. Doughty.

(9)
Includes (i) 1,941,176 restricted shares held by Mr. Maxted, (ii) 6,729,864 common shares held by Maxted Family Investments, Ltd., an entity of which Mr. Maxted is a beneficial owner, (iii) 2,000,000 shares held by Maxted Holdings, LLC, an entity of which Mr. Maxted is a beneficial owner and (iv) 1,161,576 shares held by Mr. Maxted's spouse.

(10)
Represents restricted shares held by Mr. McKenna. Excludes restricted share units held by Mr. McKenna.

(11)
Includes 4,644 restricted shares units held by Tyner M. Gaston that are scheduled to vest within 60 days of March 14, 2014 (on April 2, 2014). Also includes 700,476 shares pledged by William S. Hayes to a lender as collateral for a loan provided by such lender to Mr. Hayes. Excludes restricted share units held by our executive officers who are not our named executive officers.

 EXECUTIVE OFFICERS

        The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
Andrew G. Inglis	54	Chairman and Chief Executive Officer
Brian Maxted	56	Chief Exploration Officer
W. Greg Dunlevy	58	Executive Vice President and Chief Financial Officer
Christopher J. Ball	46	Senior Vice President, Planning and Business Development
Paul Dailly	51	Senior Vice President and Chief Geoscientist
Jason E. Doughty	49	Senior Vice President, General Counsel
Marvin M. Garrett	58	Senior Vice President, Operations and Development
Tyner M. Gaston	60	Senior Vice President, Global Human Resources
Eric J. Haas	50	Senior Vice President, Production and Technical Services
William S. Hayes	59	Senior Vice President, Government Affairs
Rajiv Manhas	46	Senior Vice President, External Affairs
Darrell L. McKenna	56	Chief Operating Officer
Paul M. Nobel	46	Senior Vice President and Chief Accounting Officer

        Andrew G. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. For Mr. Inglis's biographical information, please see "Proposal 1—Election of Directors—Information About the Nominees" above.

        Brian F. Maxted served as our Chief Executive Officer from January 2011 to February 28, 2014 and has served as our Chief Exploration Officer since March 1, 2014 and Director since January 2011. For Mr. Maxted's biographical information, please see "Proposal 1—Election of Directors—Information About the Nominees" above.

        W. Greg Dunlevy is one of the founding partners of Kosmos and has served as our or KEH's Executive Vice President and Chief Financial Officer since 2003. Prior to co-founding Kosmos in late 2003, Mr. Dunlevy was the Chief Executive Officer of Moncrief Oil International Inc. from 2002 to 2003 and was also previously the Senior Vice President, Chief Financial Officer and treasurer of Triton Energy Limited. Mr. Dunlevy has extensive experience and expertise in oil and gas finance, planning, treasury and banking and has worked with major and mid-cap U.S. independents for more than 25 years. Mr. Dunlevy holds a Bachelor of Science from the College of William and Mary and a Masters of Business Administration from Harvard Business School.

        Christopher J. Ball has served as our Senior Vice President, Planning and Business Development since August 2013. Mr. Ball joined Kosmos in July 2013 after serving as Vice President, Business Development for the upstream unit of Mubadala Development Company PJSC, a company based in Abu Dhabi, United Arab Emirates. Previously, he was Senior Vice President of Occidental Development Company and President and General Manager of Occidental Middle East Development Company, where he was responsible for business development activities in the Caspian, the Middle East, and North Africa. During his tenure at Occidental, Mr. Ball led and facilitated numerous successful new business activities including the company's acquisition of concessions in Angola, Nigeria, and Suriname. He also worked in the commercial and mergers & acquisitions arena at Texaco in Houston, London, and New York and in upstream asset development and management at Amoco Corporation in London. Mr. Ball earned a Bachelor of Science degree in mechanical engineering from Brunel University in London.

        Paul Dailly is one of the founding partners of Kosmos and has served as our Senior Vice President and Chief Geoscientist since 2012 and as our or KEH's Senior Vice President, Exploration from 2003 to 2012. He is currently a Director of LLOG Bluewater LLC. Before joining Kosmos in 2003, Mr. Dailly had 15 years of experience as an exploration geologist. Mr. Dailly worked for British

Petroleum plc from 1989 to 1994 and Triton Energy Limited (and the Hess Corporation upon their purchase of Triton Energy Limited in 2001) from 1994 to 2003. While at Triton, Mr. Dailly was the geologist and technical team leader responsible for exploration and appraisal of that company's eight oil field discoveries offshore Equatorial Guinea. Mr. Dailly holds a Bachelor of Science (Honors) from Edinburgh University and a Doctor of Philosophy in Geology from the University of Oxford.

        Jason E. Doughty has served as our Senior Vice President, General Counsel since October 2012 and as our General Counsel since September 2011. Mr. Doughty spent more than 11 years with ConocoPhillips in various leadership roles, including serving as Deputy General Counsel, Americas Exploration and Production. During his tenure with ConocoPhillips, he was responsible for the company's commercial litigation and international arbitration efforts, the Lower 48 and Latin America E&P legal group and the Indonesia legal group. Previously, Mr. Doughty was an attorney with ExxonMobil in Houston and a commercial litigation attorney in private practice in Santa Fe, New Mexico. He earned a Juris Doctor from the University of Houston Law Center, a Master's Degree in Business Administration from the University of Texas at Austin and a Bachelor of Science in Finance from Louisiana Tech University. He is a member of the State Bar of Texas.

        Marvin M. Garrett has served as our Senior Vice President, Operations and Development since 2012 and as our or KEH's Senior Vice President, Production and Operations between 2010 and 2012, prior to which he served as KEH's Senior Vice President of Operations and Development from January 2006. Before joining Kosmos in January 2006, Mr. Garrett was the Vice President of Operations for Triton where he led the development of the deepwater Ceiba oil field discovery offshore Equatorial Guinea and managed that company's drilling programs in Argentina, Colombia, China, Ecuador, Greece, Guatemala and Italy. Mr. Garrett has nearly three decades of experience managing oil and gas drilling, production and development activities worldwide. Mr. Garrett holds a Bachelor of Science degree in Petroleum Engineering from the University of Louisiana-Lafayette.

        Tyner M. Gaston has been our Senior Vice President, Global Human Resources since joining Kosmos in March 2012. Before joining Kosmos, Mr. Gaston served as Senior Vice President and Chief Operations Officer, Human Resources for the outsourcing division at Xerox Corporation, with responsibility for Human Resources operations in 39 countries. Prior to that, Mr. Gaston served as Vice President, Human Resources, and Vice President, Corporate Quality Improvement, for Haggar Clothing Company. Mr. Gaston holds a Bachelor of Science in Business Administration from Virginia Commonwealth University.

        Eric J. Haas has served as our Senior Vice President, Production and Technical Services, since January 2013, having joined Kosmos in February 2008 to lead a team in the appraisal and development of the Jubilee Field in Ghana. Prior to joining Kosmos, he spent nearly 25 years at Hess Corporation, a global integrated energy company involved in exploring and developing crude oil and natural gas, manufacturing refined petroleum products and marketing and trading refined petroleum products, natural gas and electricity where he held various positions and was responsible for numerous production and development projects in the Gulf of Mexico, Northwest Europe, Russia, North Africa and West Africa. Mr. Haas holds a Bachelor of Science in Petroleum Engineering from New Mexico Institute of Mining and Technology.

        William S. Hayes has served as our Senior Vice President, Government Affairs since February 2014 and served as our General Counsel, from 2007 to September 2011, as our Senior Vice President, Legal and External Affairs, from September 2011 to January 2013 and as our Senior Vice President, External Affairs, from January 2013 to February 2014. Prior to joining Kosmos, Mr. Hayes was Senior Vice President and General Counsel for Urals Energy PLC in 2007 and Cardinal Resources PLC from 2004 to 2007. For over 30 years, Mr. Hayes has worked for or represented public and private, major and independent exploration and production companies in approximately 30 countries. Mr. Hayes holds a Juris Doctor from St. Mary's University School of Law and a Bachelor of Journalism from the

University of Texas. He is a member of the Board of Directors of the Business Council for International Understanding and is a member of the Advisory Board of a public-private partnership, Partners for a New Beginning—North Africa Partnership for Economic Opportunity. He is also a member of the Board of Directors of the World Affairs Council of Dallas—Fort Worth. Mr. Hayes is a member of the State Bar of Texas, the International Bar Association and the Association of International Petroleum Negotiators.

        Rajiv Manhas has served as our Senior Vice President, External Affairs since February 2014 and as our Vice President, External Affairs since June 2012. Mr. Manhas leads the Company's government affairs, social performance and corporate communications functions, and has over 20 years of experience in the international oil and gas industry. Prior to joining the Company in June 2012, Mr. Manhas spent more than 15 years at Calgary-based Talisman Energy, including serving as Vice President Corporate Affairs, where he established and built the company's corporate affairs function and was responsible for above ground risk management across Talisman's global operations, including Africa, the Middle East, Southeast Asia and the Americas. Prior to establishing the corporate affairs function, Mr. Manhas was an attorney with Talisman as well as with the law firm McCarthy Tetrault. Earlier in his career, Mr. Manhas worked as an engineer in the upstream oil industry with Petro-Canada. He earned both his law degree and his chemical engineering degree from the University of British Columbia. He is a member of the Association of Professional Engineers of Alberta, the International Bar Association and the Association of International Petroleum Negotiators. Mr. Manhas was appointed in 2012 by the Government of Canada to the Board of Trustees of the Canadian Museum of Nature.

        Darrell L. McKenna has been our Chief Operating Officer since January 2012. Mr. McKenna joined the Company from Hess Corporation, a global integrated energy company involved in exploring and developing crude oil and natural gas, manufacturing refined petroleum products and marketing and trading refined petroleum products, natural gas and electricity. Mr. McKenna held the following positions at Hess Corporation: General Manager of Amerada Hess Corporation, Equatorial Guinea from 2004 to 2006; Vice President, Africa Business Unit from 2006 to 2008; Vice President, E&P Technology from 2008 to 2009; Vice President, Global Drilling and Completions from 2009 to 2010; and President of Hess Australia from 2010 to 2012. Mr. McKenna holds a Bachelor of Science (with Honors) in Petroleum Engineering from the Montana School of Mineral Science and Technology.

        Paul M. Nobel has served as our Senior Vice President and Chief Accounting Officer since July 2012. From June 2006 to July 2012, Mr. Nobel held the position of Senior Vice President, Chief Accounting Officer of World Fuel Services Corporation, a multi-billion dollar global fuel logistics company, and also concurrently held multiple other financial leadership positions during that time at World Fuel Services, including Senior Vice President, Finance—EMEA, Senior Vice President, Finance, of the company's land segment, Senior Vice President, Audit and Business Controls, Senior Vice President—Treasurer and Senior Vice President—Corporate Finance. From July 2005 to June 2006, Mr. Nobel held the position of Senior Vice President, Corporate Finance of World Fuel Services Corporation. He earned a Bachelor of Science degree from Florida State University and is a Certified Public Accountant.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")

        This CD&A describes our executive compensation philosophy, process and objectives and the elements of our 2013 compensation program for our named executive officers and gives the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow. For 2013, our named executive officers were:

  •
  Brian F. Maxted, former Chief Executive Officer (and current Chief Exploration Officer);

  •
  W. Greg Dunlevy, Executive Vice President and Chief Financial Officer;

  •
  Christopher J. Ball, Senior Vice President, Planning and Business Development;

  •
  Jason E. Doughty, Senior Vice President, General Counsel; and

  •
  Darrell L. McKenna, Chief Operating Officer.

        Effective as of March 1, 2014, Mr. Inglis became our Chief Executive Officer.

     Executive Summary

        In 2013, we continued to grow as a public company after undergoing a corporate reorganization and IPO in 2011. We enjoyed considerable success during this relatively early stage in our development focusing on identifying prospects that may contain oil or gas, acquiring the rights to explore and develop them and maximizing production from our discoveries. Below we have highlighted some of the key aspects of our results in 2013 and the compensation that we paid to our named executive officers to incentivize and reward performance in 2013 and future years.

        2013 Business Highlights

        In 2013, we delivered the following financial, operating and strategic performance, focused on positioning the Company successfully for future and ongoing value creation:

  •
  We had eight liftings of oil totaling approximately 7.8 million barrels from the Jubilee field production resulting in revenues of nearly $851.2 million. Our average realized price per barrel was $109.44.

  •
  During the first quarter of 2013, we successfully drilled the Enyenra-6A appraisal well on the Deepwater Tano Block offshore Ghana ("DT Block").

  •
  In May 2013, the government of Ghana approved the plan of development covering the Tweneboa, Enyenra and Ntomme discoveries (the "TEN PoD") on the DT Block. The TEN PoD plans for flexible and expandable development, with an initial design capacity of 80,000 barrels of oil per day.

  •
  In May 2013, we completed a 2D seismic data acquisition program on approximately 6,000 line-kilometers, covering Blocks C8, C12 and C13 offshore Mauritania. In November 2013, we completed a 3D seismic program of approximately 10,300 square kilometers over portions of Blocks C8 and C12.

  •
  In August 2013, final government approvals and processes were completed for the acquisition of an additional 18.75% participating interest in the Foum Assaka Offshore Block, offshore Morocco from Pathfinder, a wholly owned subsidiary of Fastnet, one of our block partners.

  •
  In August 2013, we completed a 2D seismic program of approximately 1,400 line kilometers over a portion of Block 42, offshore Suriname, outside of the existing 3D seismic survey. Processing and interpretation of the data continues.

  •
  In October 2013, we executed a petroleum agreement with the Office National des Hydrocarbures et des Mines ("ONHYM"), the national oil company of the Kingdom of Morocco, covering the Tarhazoute Offshore block, to which the Company previously held certain exploration rights under a 2011 reconnaissance contract.

  •
  In October 2013, we completed a 5,000 square kilometer 3D seismic acquisition program, which covered portions of several blocks in Ireland.

  •
  In October 2013, we entered into three farm-out agreements with BP plc ("BP") covering three blocks in the Agadir Basin, offshore Morocco and a farm-out agreement with Capricorn Exploration & Development Company Limited, a wholly owned subsidiary of Cairn Energy PLC ("Cairn"), covering the Cap Boujdour Contract Area, offshore Western Sahara.

        Key Compensation Decisions in 2013

        Our compensation program in 2013 was designed to tie our named executive officers' pay directly to Company performance, thereby aligning the executives' interests with those of our shareholders. We believe that our compensation program effectively incentivized our executives in leading us to achieve the solid performance we experienced in 2013 and will continue to motivate the executives to position us for future growth and success. Our key compensation decisions in 2013 included:

  •
  Base Salary.  Effective as of December 1, 2013, we provided each of our named executive officers (other than Mr. Maxted) with a 4.7% base salary increase. As the only fixed component of our compensation program and a relatively small part of our named executive officers' total compensation, base salaries were increased primarily to align with changes in responsibilities, experience and competitive practice. For details, see "—Analysis of Executive Compensation Decisions—Base Salary" below.

  •
  Annual Cash Bonus.  In April 2013, the Compensation Committee approved a specific list of key performance indicators ("KPIs") against which the Committee would evaluate the Company's quantitative and qualitative performance. The Committee also approved bonus opportunities for each named executive officer tied to the achievement of the KPIs and the executive's individual performance. In December 2013, the Committee evaluated performance against the KPIs, considered each executive's individual performance and approved the payment of cash bonuses to the named executive officers. For details, see "—Analysis of Executive Compensation Decisions—Annual Cash Bonus" below.

  •
  Equity Incentive Awards.  In connection with his hiring in 2013, Mr. Ball received a new hire equity grant consisting of service-vesting restricted share units (which we refer to as "service units") and performance-vesting restricted share units (which we refer to as "performance units") under our long-term incentive plan (the "LTIP"). In addition, in June 2013, Messrs. Doughty and McKenna received equity grants as part of our annual equity grant process consisting of service-vesting restricted shares (which we refer to as "service shares") and performance units. As in 2012, Messrs. Maxted and Dunlevy—two of our founding partners—did not receive any equity awards in 2013 due to their significant equity stakes in Kosmos pre-IPO and the value of the equity grants they received in connection with our IPO. We believe that equity awards (both new and outstanding) serve to retain and incentivize our named executive officers to work toward our continued growth and success. The awards also align the interests of our named executive officers (and other employees) with those of our shareholders, as the ultimate value received depends on the share price on the vesting date and, in the case of the performance-based restricted shares (which we refer to as "performance shares") and performance units, the level of attainment of the specified total shareholder return ("TSR") goal. For details, see "—Analysis of Executive Compensation Decisions—Equity Awards" below.

    Overview

        As a recently public oil and gas exploration and production company, we are focused on maximizing production, developing our discoveries and acquiring, exploring and appraising existing and new opportunities, including identifying, capturing and testing additional high-potential prospects to grow reserves and production. Our named executive officers have significant industry experience and have been instrumental in achieving these goals. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for their continued efforts to successfully deliver on our business plan. The three principal elements of our executive compensation program have continuously consisted of base salaries, annual cash bonuses and long-term equity incentive awards, with our approach to each of these elements evolving with our stage of development.

  •
  Pre-IPO.  Prior to our IPO, we were a private partnership. To retain, incentivize and reward our named executive officers and other employees, and to maintain a strong ownership culture, we granted profit units representing targeted profit interests in KEH, our partnership predecessor. These profit units comprised a significant portion of our named executive officers' total compensation.

  •
  At IPO.  In connection with our IPO, vested profit units were exchanged for vested common shares and unvested profit units were exchanged for service-vesting restricted shares (which we refer to as "exchange shares"). All of the exchange shares granted to our named executive officers have since vested. In addition, our named executive officers and other employees received grants of service and performance shares for overseeing our IPO, ensuring a smooth transition between our status as a private partnership and that of a public company and developing existing and identifying new reserve and production opportunities.

  •
  Post-IPO (2012 and 2013).  Following our IPO, our named executive officers were instrumental in overseeing our continued growth, developing existing assets and identifying new reserve and production opportunities. Equity awards, which are designed to ensure a competitive, long-term incentive that directly aligns the interests of our named executive officers with those of our shareholders, continued to represent the most significant portion of our named executive officers' compensation. As noted above, Messrs. Maxted and Dunlevy did not receive any equity awards in 2012 or 2013. Nevertheless, during 2012 and 2013 they continued to vest in the equity awards they received prior to and in connection with our IPO, and, therefore, our equity constituted a significant incentive for their performance during 2012 and 2013 (for the values of our named executive officers' equity awards that vested in 2013, see "2013 Compensation—Option Exercises and Stock Vested During 2013" below).

     Compensation Program Objectives and Methodology

        The objectives of our executive officer compensation program are as follows:

  •
  attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry;

  •
  reward individual and corporate performance;

  •
  align the interests of our executives and shareholders by providing a substantial portion of the executives' compensation in the form of long-term equity-based awards granted under the LTIP; and

  •
  motivate our executives to manage our business to meet our long-term objectives, create and increase shareholder value and reward the executives when shareholder value increases.

      Elements of Our Executive Compensation Program

        As noted above, since our inception, our executive compensation program has consisted of base salaries, annual cash bonuses and long-term equity incentive compensation. Our named executive officers are not entitled to any supplemental executive retirement benefits or "golden parachute" tax gross-ups. We expect that base salaries, annual cash bonuses and long-term equity incentive compensation will remain the principal elements of our executive compensation program going forward, although the relative proportions of each element, and the specific plan and award designs, will continue to evolve as we become a more established public company. Each element of our 2013 executive compensation program is described in more detail as follows:

Element	Objective and Basis
Base salary

•

Competitive for each role, taking into account experience and level of responsibility in companies of similar size, complexity and stage of development.

•

A basic fixed component, which comprises a relatively modest portion of overall compensation.

•

Reviewed annually for possible adjustment by the Compensation Committee with input from our Chief Executive Officer (except for his salary), taking into account level of responsibility and experience and competitive practice.

Annual cash bonus

•

Reward individual and Company performance for the year.

•

Bonus amounts payable to our named executive officers are based on the Compensation Committee's quantitative and qualitative assessment of the achievement of KPIs, general Company performance and individual performance goals.

Equity incentive awards

•

Encourage retention due to the four-year service condition.

•

Link interests of executive officers and shareholders, as ultimate value realized depends on share price performance over the long term.

•

Performance shares/units provide additional link to shareholder interests due to relative TSR goal.

Retirement and health and welfare benefits

•

We do not provide any supplemental executive retirement plans.

•

Our executive officers participate in our 401(k) plan on the same basis as our employees generally.

•

Our executive officers are entitled to the same health and welfare benefits during employment that are offered to employees generally, except that the executives are also entitled to payment of premiums for long-term disability and supplemental disability income insurance as well as annual executive physicals to help ensure that they are healthy and able to provide us with their services.

No "golden parachute" tax gross-ups

•

We do not provide our executive officers with gross-ups for the excise tax that would be imposed on the executives under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), if they received "excess" payments and benefits in connection with a change in control.

        We believe that this mix of base salaries, annual cash bonuses and long-term equity incentive awards provides an appropriate balance between incentivizing short-term business and individual performance and long-term financial and share performance.

    Executive Compensation Procedures

        Role of the Compensation Committee

        Our Compensation Committee is responsible for the approval, evaluation and oversight of our executive officer compensation and equity incentive compensation plans, policies and programs. Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled meetings. The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees other than our executive officers under the LTIP. As Chairman of the Compensation Committee, Mr. Melwani regularly reports to the full Board regarding compensation matters.

        The Compensation Committee meets outside the presence of our Chief Executive Officer and our other named executive officers to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee analyzes the performance of our Chief Executive Officer and determines his base salary, any annual cash bonus and any grant of equity-based awards. For all other named executive officers, the Compensation Committee meets outside the presence of the named executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews the performance of each named executive officer (other than himself) with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, any annual bonus and any grant of equity-based awards. Our Chief Executive Officer has no role in determining his own compensation. For more on the Compensation Committee's responsibilities, see "Board of Directors, Board Meetings and Committees—Committees of the Board of Directors—Compensation Committee" above.

        Role of Compensation Consultant

        Since our IPO, the Compensation Committee has engaged Meridian Compensation Partners, LLC ("Meridian") to provide external industry information, strategic input and recommendations regarding the amounts and forms of executive compensation. Meridian has also provided similar information and input regarding outside director compensation.

        Meridian reports directly and exclusively to the Compensation Committee, and at the Compensation Committee's direction Meridian works with management to review or prepare materials for the Compensation Committee's consideration. Meridian did not provide any other services to the Company or our management in 2013. Meridian participated in several conversations with the Compensation Committee and Committee Chairman in 2013 and developed materials for the Compensation Committee's consideration at meetings.

        In 2013, Meridian provided current information on industry compensation trends and practices and their application to Kosmos for the Company and the Compensation Committee to consider regarding compensation levels and incentive compensation design. Meridian updated the Compensation Committee on recent executive compensation trends in the oil and gas exploration and production industry as context for the Compensation Committee's annual compensation review. Meridian also provided input on the proposed compensation terms for an offer of employment to Mr. Inglis, our new Chairman and Chief Executive Officer, in light of his compensation levels at his prior employer, current executive officer compensation levels at Kosmos and compensation levels at other U.S.-based oil and gas companies.

        In late 2012, Meridian provided the Compensation Committee and Kosmos with industry trend and compensation data for the following companies, which reflect two oil and gas exploration and production industry reference groups developed by Meridian to provide a basis for Kosmos and the Compensation Committee to evaluate 2013 executive compensation:

	Enterprise Value	Large Offshore
Description	Fifteen large U.S.-based oil and gas exploration and production companies within a defined range of enterprise value ($2 billion to $10 billion)	Seven large U.S.-based companies having a segment of their business focused on offshore oil and gas exploration and production

Rationale	Represents companies of similar size to Kosmos	Represents companies that seek and hire offshore-specific oil and gas technical talent and leadership

Members	Berry Petroleum	Anadarko Petroleum Corp.
	Bill Barrett Corp.	Apache Corp.
	Cabot Oil & Gas Corp.	Hess Corp.
	Cimarex Energy Co.	Marathon Oil Corp.
	EQT Corp.	Murphy Oil Corp.
	Exco Resources Inc.	Newfield Exploration Co.
	Forest Oil Corp.	Noble Energy Inc.
Newfield Exploration Co.
Plains Exploration & Prod. Co.
QEP Resources Inc.
Quicksilver Resources Inc.
SM Energy Co.
Ultra Petroleum Corp.
Unit Corp.
Whiting Petroleum Corp.

        In evaluating prevailing industry executive compensation practices, the Compensation Committee noted that the referenced companies vary in size and scope, operate in different geological basins and generally have less focus on deepwater exploration than Kosmos. We compete with these companies for talent and believe that the referenced companies are currently appropriate for executive compensation comparison. The differences and similarities between us and the companies in these peer groups are taken into consideration when considering peer group data for executive compensation decisions. The Compensation Committee uses peer data as a reference for pay levels and practices and considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters.

        For 2013, Meridian provided the Compensation Committee with information necessary for an evaluation of its independence in accordance with Section 10C-1 of the Exchange Act to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information provided, the Compensation Committee concluded that the advice provided by Meridian is objective and no conflict exists.

    Advisory Vote to Approve Named Executive Officer Compensation

        At our 2013 annual general meeting of shareholders, approximately 99.9% of votes were cast, on an advisory basis, in favor of our named executive officer compensation. As such, the Compensation Committee has concluded that our shareholders are satisfied with our existing named executive officer compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals. Nevertheless, we continually consider ways to modify our compensation program to strengthen this alignment of interests, as evidenced by the modifications we made to our annual bonus program, as described below. Our shareholders will have an opportunity again this year to vote, on an advisory basis, on our named executive officer compensation. The Compensation Committee will carefully consider the results of this year's shareholder vote, along with all shareholder views on our compensation programs that are communicated to us, when making future compensation decisions for our named executive officers.

     Analysis of Executive Compensation Decisions

        Base Salary

        Base salary is the sole fixed component of our executive compensation program and represents a small portion of our named executive officers' total compensation package, offering them a measure of certainty and predictability. We generally review salary ranges and individual salaries for our named executive officers annually. We establish the base salary for each named executive officer based on our review of pay levels of our industry peers and business requirements for certain skills, individual experience and contributions and the roles and responsibilities of the executive. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

        Although we have no written policies or guidelines for setting or adjusting the base salaries of our named executive officers within a specified range of the compensation levels of our publicly traded industry peers, our named executive officer salaries are intended to be competitive with those of our industry peers and are subject to change if, among other reasons, the executive's experience or responsibilities change materially or there are changes in the competitive market environment.

        The Compensation Committee determined to increase the base salary of each of our named executive officers (other than Mr. Maxted) by 4.7%, effective as of December 1, 2013, to remain competitive and to accurately reflect each executive's role and responsibilities. Mr. Maxted's base salary was not increased, as the Compensation Committee determined it remained commensurate with his role and responsibilities.

Name / Position	Base Salary (Effective 12/1/2012)	Base Salary (Effective 12/1/2013)
Brian Maxted	$624,000	$624,000
W. Greg Dunlevy	$468,000	$489,996
Christopher J. Ball(1)	$475,000	$497,325
Jason E. Doughty	$337,010	$352,849
Darrell L. McKenna	$500,000	$523,500

(1)
Represents Mr. Ball's salary when he joined Kosmos in August 2013.

        Annual Cash Bonus

        Annual cash bonuses approved by the Compensation Committee for our named executive officers for 2013 were based on Company and individual performance. In April 2013, the Compensation Committee, in consultation with our Chief Executive Officer, established KPIs for 2013 and also approved target and maximum bonuses for our executive officers and a maximum bonus pool of $13.3 million for all of our employees based on the sum of the target bonuses for all of our employees. The actual amount of the bonus pool available for bonus payments to all of our employees was determined based on the Compensation Committee's quantitative and qualitative assessment of the level of achievement of the KPIs and overall Company financial and operating performance. Actual individual bonus amounts payable to our named executive officers were then determined based on the

Compensation Committee's review and assessment of the individual performance of each of our named executive officers (taking into account our Chief Executive Officer's assessment of individual performance of each executive, other than himself).

        In November 2013 the Compensation Committee reviewed a comprehensive report prepared by management summarizing the Company's performance against the pre-established KPIs and the Company's strategic, financial, exploration, development and production performance. The table below sets forth our 2013 KPIs established by our Compensation Committee in consultation with our Chief Executive Officer at the beginning of 2013, and the results approved by the Compensation Committee for the 2013 performance year.

Performance Indicator	2013 KPIs	Approved Result
Cash flow	Deliver 105,000 - 115,000 barrels of oil per day ("BOPD") production	Not achieved
	Manage total OPEX + general and administrative expense ($193 million net)	Achieved
	Manage project CAPEX costs to firm approved budgets of $320 million	Achieved
	Receive approval of TEN PoD	Achieved

Exploration	Execute 2 exploration wells	Not achieved
	Progress 3 - 4 prospects to drill-ready stage	Achieved
	Add 3 - 6 prospects with potential to be drilled in the 2014 - 2015 time frame	Achieved
	Form strategic partnerships with respect to our Moroccan assets	Achieved
	Position Kosmos to execute the 2013 - 2015 exploration drilling program	Achieved

Organization	Deliver the health, safety, security and environment ("HSES") plan	Achieved
	Maintain exceptional legal and regulatory compliance, including with respect to the Foreign Corrupt Practices Act	Achieved
	Achieve top quartile total shareholder return peer group performance	Not achieved

        In determining the final amount of the bonus pool for the 2013 performance year for all of our employees (including our named executive officers), the Compensation Committee considered Company performance generally, including the financial, operating and strategic results summarized in "—Business Highlights" above, with particular emphasis placed on the cash flow and exploration performance described above.

        In determining the individual bonus amounts for our named executive officers for 2013, the Compensation Committee considered each executive's level of achievement of several pre-established individual performance factors, including financial performance, operating performance, significant strategic initiatives, organizational leadership and investor and Board relations.

        The following table summarizes the most significant achievements for each named executive officer in 2013 that were taken into account by the Compensation Committee in determining his bonus amount:

Name / Position	Performance Factor	Achievement of Performance Factor
Mr. Maxted Chief Executive Officer	Significant strategic initiatives Organizational leadership Investor and Board relations

•

Formulated a long-term corporate plan to execute a self-funded explorer business model

•

Positioned the leadership team and built organizational capability to deliver the corporate plan

•

Designed and implemented an exploration strategy to open new petroleum systems

•

Enhanced the Company's brand and reputation with all stakeholders

Mr. Dunlevy Executive Vice President and Chief Financial Officer	Financial and operating performance Organizational leadership

•

Led a successful hedging program and ensured that the Company's financial capability and flexibility were secure

•

Successfully oversaw the Company's first secondary offering

•

Ensured compliance with SEC requirements relating to public companies

Mr. Ball Senior Vice President, Planning and Business Development	Operating performance Organizational leadership

•

Was instrumental in negotiating and procuring a petroleum agreement with ONHYM, covering the Tarhazoute Offshore block

•

Successfully oversaw Kosmos's entry into farm-out agreements with BP and Cairn

Mr. Doughty Senior Vice President, General Counsel	Operating performance Organizational leadership

•

Formed a highly effective legal team to support a full range of stakeholders, including the Board, management, human resources and sponsors

•

Ensured ongoing compliance with Foreign Corrupt Practices Act

•

Provided timely, practical and professional legal advice to Kosmos

Name / Position	Performance Factor	Achievement of Performance Factor
Mr. McKenna Chief Operating Officer	Operating performance Organizational leadership

•

Maximized production, optimized recovery and ensured well productivity on the Jubilee field

•

Reduced Jubilee field operating expenditure below target levels

•

Was instrumental in securing approval for TEN PoD in Ghana

•

Managed Company general and administrative costs to be below budget for 2013

        The table below sets forth our named executive officers' target bonuses for 2013, along with the actual amounts of the bonuses that they received for 2013 based on the achievement of the KPIs and Company and individual performance factors described above:

Name	Target Bonus (as % of Base Salary)	Target Bonus	Actual Bonus
Brian F. Maxted	150%	$936,000	$795,600
W. Greg Dunlevy	75%	$351,000	$298,350
Christopher J. Ball	75%	$356,250	$302,813
Jason E. Doughty	60%	$202,200	$202,206
Darrell L. McKenna	75%	$375,000	$318,750

        Equity Awards

        As is typical for all of our new hires, in connection with his hiring in 2013, our new named executive officer—Mr. Ball—received a new hire equity grant consisting of service units and performance units under the LTIP. In June 2013 we also made annual equity grants to our named executive officers (and all other employees), other than Messrs. Maxted and Dunlevy, as part of our annual equity grant process. Mr. Ball did not join Kosmos until July 2013 and, therefore, did not receive an annual equity grant in June 2013. As noted above, due to their significant equity stakes in Kosmos immediately following the IPO, Messrs. Maxted and Dunlevy—two of our founding partners—did not receive any equity awards in 2013. These equity incentive awards are designed to encourage retention and to motivate our named executive officers (and other employees) to contribute significantly to our success and to create shareholder value.

        Both annual and new hire service shares/units vest ratably each year over four years based on continued service. To vest in the performance shares/units requires attainment of both a service and a performance condition. The service condition is attained ratably each year over four years, and the performance condition is attained after four years based on a specified relative TSR performance goal. The attainment of the performance condition will be determined on the last day of the four-year performance period (as specified below) based on our TSR as compared to the TSR of each of our peer companies (listed below). TSR will be calculated as the percentage by which the average closing price on each of a specified number of trading days (either 30 or 90) of a share of the Company or a share of a peer company as of the last day of the applicable performance period is more or less than the average closing price of the applicable share as of the applicable start day of the performance period, plus the amount of any dividends that are declared on the applicable share during the applicable performance period.

        The performance condition for the performance units granted to our named executive officers in 2013 will be attained based on the percentile ranking of our TSR relative to the TSR of each of the peer companies as follows:

Performance Period	TSR Ranking	Attainment of Performance Condition
January 2, 2013 - January 3, 2017	75th percentile and above	200%
	50th percentile	100%
	25th percentile	25%
	Below 25th percentile	0%

        The percentage of the performance condition attained will be interpolated for performance between the percentiles shown above.

        The current 12 peer companies are listed below. If a peer company is no longer publicly traded on the last day of the performance period, it will be removed from the peer group and will not be replaced. These companies were selected because they are the oil and gas exploration production companies most like Kosmos in terms of geographic reach and development stage.

Anadarko Petroleum Corp.	Lundin Petroleum AB
Apache Corp.	Niko Resources Ltd.
BG Group plc	Noble Energy Inc.
Cairn Energy plc	OGX Petroleo e Gas Participacoes SA
Cobalt International Energy, Inc.	Premier Oil plc
HRT Participacoes em Petroleo SA	Tullow Oil plc

        To receive any payout under these awards, generally our named executive officers and other employees must remain employed by us through the vesting date and, in the case of performance shares/units, the applicable TSR goal must be satisfied. However, the awards are subject to accelerated vesting under specified circumstances (see "2013 Compensation—Potential Payments Upon Termination or Change in Control" below). In addition, the ultimate value that the executives and employees receive will depend on the share price on the vesting date and, in the case of the performance shares/units, the level of attainment of the relative TSR goal.

        For more on the various equity awards granted to our named executive officers, including the numbers of shares, dollar values, vesting schedules and acceleration and forfeiture provisions, see the tables and narrative under "2013 Compensation" below.

        Benefits and Perquisites

        Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, prescription drug, dental and vision insurance, and are also entitled to annual executive physicals, financial and tax planning services, relocation benefits and payments of premiums for supplemental health and welfare benefits. Our named executive officers participate in our tax-qualified 401(k) plan on the same basis as our employees generally and are not entitled to any supplemental executive retirement benefits. Under the 401(k) plan, the Company matches 100% of an employee's elective deferrals up to a specified percentage of eligible compensation (8% in 2013), subject to applicable limitations under the Code. For details and the amounts of such benefits, see the "All Other Compensation" column of the 2013 Summary Compensation Table and the accompanying footnotes below.

        Termination and Change in Control Benefits

        Equity Awards

        The vesting of the equity awards held by our named executive officers accelerates under specified circumstances. See "Potential Payments Upon Termination or Change in Control—Equity Awards."

        Offer Letters

        We have entered into an offer letter agreement with each of Messrs. Ball, Doughty and McKenna that provides for specified termination payments and benefits. The material terms of these offer letters are summarized below under "2013 Compensation—Potential Payments Upon Termination or Change in Control—Offer Letters."

        Severance Policy

        On December 19, 2013, we adopted a severance policy to encourage continuity of management and other employees after a change of control. The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a "change in control" (as defined in the LTIP). For details, see "2013 Compensation—Potential Payments Upon Termination of Change in Control—Severance Policy" below.

    Policy on Recovery of Compensation

        Under the Dodd-Frank Act, the New York Stock Exchange is obligated to adopt rules that will require the Company to develop and implement a policy providing that, in the event of an accounting restatement due to material noncompliance with reporting requirements under securities laws, the Company will recover from executive officers incentive-based compensation in excess of the amount that would have been paid to the executive officers under the accounting restatement for the three-year period before the restatement. Once these rules are adopted, the Board intends to adopt a formal policy regarding the recovery of compensation in compliance with the rules.

    Policy Prohibiting Hedging Transactions

        Our Insider Trading Policy prohibits our employees, including our named executive officers, from engaging in speculative transactions in the Company's securities, including short sales and, unless our General Counsel provides prior written authorization, publicly traded options and margin accounts.

    Compensation Risk Assessment

        Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. We believe that the balanced pay mix, diversified performance metrics, emphasis on long-term equity incentive compensation tied to service and performance conditions and the overall amount of compensation, as well as our internal controls and oversight by the Compensation Committee and our Board, mitigate any potential risks. The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

    Deductibility of Executive Compensation

        Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per year, with an exception for performance-based compensation paid based on the attainment of pre-established performance goals. As a newly public company, the compensation that we pay to these executives will be exempt from this limitation during a transition period, which is scheduled to end on the date of our 2015 annual general meeting of shareholders, to the extent that specified conditions are met. Both during the transition period and thereafter, we will generally seek to maximize the tax deductibility of compensation paid to these executive officers. We may, however, authorize payments to our executive officers that may not be fully tax deductible, and we reserve the flexibility to do so.

    Subsequent Events

        Effective as of March 1, 2014, Andrew G. Inglis was appointed Chairman of the Board and Chief Executive Officer, and Mr. Maxted, our then-Chief Executive Officer and one of our founding partners, was appointed Chief Exploration Officer. Mr. Maxted continues to serve on the Board. In addition, Mr. Kemp, the then-Chairman of the Board, resigned from the Board, effective as of February 28, 2014. Mr. Kemp also ceased providing consulting services to us as of that date.

        Offer Letter with Mr. Inglis

        In connection with Mr. Inglis's appointment, we entered into an offer letter agreement with him, the material terms of which are as follows:

  •
  Annual base salary:    $900,000.

  •
  Annual bonus opportunity:    Mr. Inglis's annual bonus is targeted at 100% of his base salary and may range from 0% to 200% of his base salary, with the actual amount of any bonus payable determined in the discretion of the Board (or a committee thereof) based on the level of attainment of pre-established Kosmos and individual performance metrics.

  •
  Signing bonus:    $1,675,000.

  •
  Initial equity awards:    On April 1, 2014, Mr. Inglis received initial grants of equity awards under the LTIP of restricted share units, including an award of service units with a grant date value of $1,000,000, and an award of performance units with a grant date value of $2,500,000.

  •
  Annual equity award:    Mr. Inglis is entitled to an annual long-term incentive equity award to be granted no later than June 30, 2014 with a grant date value of $2,250,000, and is also eligible to receive additional such awards for each year after 2014, with the expectation that any such post-2014 award will have a grant date value equal to 2.5 times his base salary, but with the actual grant date value of any such post-2014 award determined in the discretion of the Board (or a committee thereof).

  •
  Relocation expenses:    In connection with his relocation from the United Kingdom to the Dallas/Fort Worth area, we will pay or reimburse Mr. Inglis for reasonable and customary relocation costs and will provide him with $150,000 to cover specified relocation costs, and will also provide employment assistance for his spouse.

  •
  Legal expenses:    We will reimburse 50% of the reasonable legal fees incurred by Mr. Inglis in connection with negotiating his offer letter (capped at $15,000).

  •
  Termination of Employment:    On termination of his employment by us without "cause" or by him for "good reason" (as such terms are defined in his offer letter), subject to his execution of a release of claims, Mr. Inglis is entitled to severance in an amount equal to two times the sum of his base salary and target bonus (payable in monthly installments over 24 months), continued employer-paid medical and dental coverage for him and his dependents for 24 months, and accelerated vesting of his initial equity awards. On termination of his employment by us for cause or by him without good reason, in either case prior to March 1, 2015, Mr. Inglis is required to reimburse us a prorated portion of the sign-on bonus and relocation payments.

        Assignment Agreement with Mr. Maxted

        In connection with Mr. Maxted's appointment as Chief Exploration Officer, we entered into an assignment agreement with him, the material terms of which are as follows:

  •
  Assignment:    Beginning April 7, 2014, Mr. Maxted will remain employed with Kosmos Energy LLC (the "Employer") but will be assigned to the Kosmos Energy LLC UK Branch for a period not to exceed five years.

  •
  Work location:    Mr. Maxted's primary work location will be Surrey, England, but he will spend up to two weeks per month in the Employer's Dallas, Texas office, as required and agreed with him from time to time.

  •
  Base salary:    $653,328, subject to increase in the sole discretion of the board of directors or a committee thereof. The base salary may be decreased only if such decrease applies generally to other similarly senior employees.

  •
  Annual bonus opportunity:    Targeted at 100% of the base salary, subject to increase in the sole discretion of the board of directors or a committee thereof and payable on terms no less favorable than those applicable generally to other similarly senior employees. The target bonus may be decreased only if such decrease applies generally to other similarly senior employees.

  •
  Equity awards:    Mr. Maxted will receive a grant of service shares not later than June 30, 2014, with a grant date value of not less than $2,000,000, on terms not less favorable than those applicable generally to other similarly senior employees. Other long-term incentive awards, if any, granted during the term of the assignment will be determined in the sole discretion of the board of directors or a committee thereof.

  •
  Other benefits:    Mr. Maxted will be eligible for all benefit plans and programs that are available generally to other senior executives and will be entitled to financial planning and executive health benefits. The Employer will ensure that the health and dental coverage for him and his eligible family members applies both in the United States and the United Kingdom.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted by the Compensation Committee of the Board,
Prakash A. Melwani, Chairman Joseph P. Landy Adebayo ("Bayo") O. Ogunlesi

2013 Compensation

        The following tables contain information about the compensation we provided for 2013, 2012 and 2011 to our 2013 named executive officers.

    2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(5)	Bonus ($)	Non-Equity Incentive Compensation ($)(6)	Stock Awards ($)(7)	All Other Compensation ($)(8)	Total ($)
Brian F. Maxted	2013	624,000	—	795,600	—	—	1,419,600
Chief Executive Officer(1)	2012	624,000	312,000	—	—	—	936,000
	2011	689,600	900,000	—	55,964,115	—	57,553,715
W. Greg Dunlevy	2013	469,833	—	298,350	—	38,077	806,260
Executive Vice President and	2012	468,000	234,000	—	—	20,000	722,000
Chief Financial Officer	2011	532,500	450,000	—	33,578,463	14,700	34,575,663
Christopher J. Ball	2013	239,360	150,000	302,813	1,153,451	63,193	1,908,817
Senior Vice President,
Planning and
Business Development(2)
Jason E. Doughty	2013	338,330	—	202,206	1,338,285	98,527	1,977,348
Senior Vice President, General
Counsel(3)
Darrell L. McKenna	2013	501,959	—	318,750	3,102,391	31,308	3,954,408
Chief Operating Officer(4)	2012	500,000	920,000	—	4,415,428	16,789	5,852,217

(1)
Effective as of March 1, 2014, Andrew G. Inglis was appointed Chairman of the Board and Chief Executive Officer, and Mr. Maxted, our then-Chief Executive Officer and one of our founding partners, was appointed Chief Exploration Officer.

(2)
Mr. Ball joined us in July 2013 and serves as our Senior Vice President, Planning and Business Development.

(3)
Mr. Doughty joined us in 2011 and serves as our Senior Vice President, General Counsel. No compensation is shown for Mr. Doughty for 2011 and 2012 because he was not a named executive officer for those years.

(4)
Mr. McKenna joined us as Chief Operating Officer in January 2012.

(5)
The amounts in this column reflect the actual amounts of salary paid to our named executive officers in the relevant fiscal year. Mr. Ball's salary was pro-rated for 2013 to reflect his start date in July 2013. Mr. Doughty's salary for 2013 reflects the increase in his base salary in connection with his promotion in January 2013. In addition, each executive's (other than Mr. Maxted's) base salary reflects the increase in his salary, effective as of December 1, 2013. For these executives' current base salaries, see "—Analysis of Executive Compensation Decisions—Base Salary" above.

For 2011, amounts in this column also include payments for accrued unused vacation time for Messrs. Maxted and Dunlevy. We did not provide our named executive officers and other employees with payments for their accrued unused vacation time in 2012 or 2013.

(6)
The amounts reported for 2013 are the annual bonuses that our named executive officers received in December 2013 for performance during 2013 pursuant to our annual incentive plan, based upon achievement of the applicable KPIs and the Compensation Committee's assessment of overall Company and individual performance. For additional information on these bonuses, see

  "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Annual Bonus."

(7)
The amounts in this column reflect the aggregate grant date fair values of the service and performance shares/units awarded to the named executive officers in the relevant fiscal year under the LTIP, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by the executives for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance goal.

The amounts for the performance units granted in 2013 were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the "Grant Date Fair Value of Stock and Option Awards" column of the "2013 Grants of Plan-Based Awards" table below. The following are the values of the performance units as of the grant date assuming attainment of the maximum level of performance: Mr. Ball ($950,004), Mr. Doughty ($1,090,759) and Mr. McKenna ($2,528,580).

In connection with our IPO in 2011, each of Messrs. Maxted and Dunlevy received exchange shares in exchange for his profit units in our partnership predecessor KEH. Because there was no additional compensation cost associated with the exchange (i.e., the exchange shares effectively constituted a continuation of the profit units for accounting purposes), the amounts in this column for 2011 do not reflect any value for the exchange shares.

For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our 2013 Annual Report on Form 10-K.

(8)
This column includes the incremental cost of certain perquisites and other personal benefits (to the extent the total value of such perquisites and other personal benefits for a named executive officer was $10,000 or more) provided to the named executive officers in 2013, including the following:

Name	401(k) Match ($)(a)	Financial Planning and Tax Advice ($)(b)	Executive Benefits ($)(c)	Relocation Benefits ($)(d)	Total ($)
Brian F. Maxted	—	—	—	—	—
W. Greg Dunlevy	20,400	5,000	12,677	—	38,077
Christopher J. Ball	17,500	—	3,577	42,116	63,193
Jason E. Doughty	17,500	—	9,352	71,675	98,527
Darrell L. McKenna	15,581	5,000	10,727	—	31,308

(a)
The amounts in this column reflect matching contributions to our named executive officers' accounts under our 401(k) plan. Our named executive officers are eligible to participate in our 401(k) plan on the same basis as our employees generally. For 2013, we provided a 100% match of the first 8% of eligible compensation deferred by participants under the plan, subject to applicable limitations under the Code.

(b)
The amounts in this column represent reimbursements for financial planning and tax advice.

(c)
The amounts in this column represent the cost of an annual physical made available to each of our executive officers and payments of premiums for long-term disability and supplemental disability income insurance. For Mr. Dunlevy, this amount also includes reimbursement for a portion of a corporate credit card fee, which provides an airline club membership.

(d)
For Mr. Ball, the amount included in this column represents the cost of corporate housing temporarily provided to him in connection with his relocation to the Dallas/Fort Worth area ($21,390), reimbursement of moving costs in connection with his relocation ($16,791) and reimbursement of miscellaneous relocation-related expenses. For Mr. Doughty, this amount includes the cost of corporate housing temporarily provided to him in connection with his relocation to the Dallas/Fort Worth area ($16,675), a lump-sum payment of $50,000 to cover costs associated with the sale of his home and the purchase of a new residence in the Dallas/Fort Worth area and a lump-sum payment of $5,000 to cover various miscellaneous relocation-related expenses.

    2013 Grants of Plan-Based Awards

        The following table provides information on grants of plan-based awards made to our named executive officers during 2013.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
											Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Brian F. Maxted	—	—	—	936,000	1,572,480		—	—	—	—	—
W. Greg Dunlevy	—	—	—	351,000	589,680		—	—	—	—	—
Christopher J. Ball	—	—	—	356,250	—	(5)	—	—	—	—	—
	8/2/2013	—	—	—	—		—	—	—	43,941	475,002
	8/2/2013	—	—	—	—		10,985	43,941	87,882	—	678,449
Jason E. Doughty	—	—	—	202,200	337,000		—	—	—	—	—
	6/19/2013	6/5/2013	—	—	—		—	—	—	51,354	545,379
	6/19/2013	6/5/2013	—	—	—		12,839	51,354	102,708	—	792,906
Darrell L. McKenna	—	—	—	375,000	630,000		—	—	—	—	—
	6/19/2013	6/5/2013	—	—	—					119,048	1,264,290
	6/19/2013	6/5/2013	—	—	—		29,762	119,048	238,096	—	1,838,101

(1)
The amounts reported are the target and maximum annual bonuses that our named executive officers were eligible to receive for performance during 2013 pursuant to our annual incentive plan. For additional information on these bonuses, see "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Annual Bonus."

(2)
These amounts reflect the performance units, which are scheduled to vest between 0% and 200% of the number of shares shown in the "Target" sub-column based on attainment of both a service condition that will lapse ratably each year over four years and the specified relative TSR performance condition that will be measured on January 3, 2017. The amounts in the "Threshold" sub-column reflect the 25% of the shares shown in the "Target" sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. The amounts in the "Target" sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the "Maximum" sub-column reflect the 200% of the shares that will vest on attainment of the service condition and the maximum performance level. For more on the terms of these awards, see "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Equity Awards" above.

(3)
These amounts reflect service shares that are scheduled to vest ratably each year over four years, based solely on service.

(4)
The amounts in this column for the service shares/units reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The amounts in this column for the performance units were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of these shares/units, assuming attainment of the maximum level of performance, see footnote 7 to the "2013 Summary Compensation Table" above. The actual value, if any, realized by each named executive officer for these performance shares/units is a function of the value of the shares if and when they vest.

For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
Because the Compensation Committee established maximum bonus amounts for executive officers at the beginning of 2013 and Mr. Ball did not join us until July 2013, the Compensation Committee did not establish a maximum bonus amount for Mr. Ball for 2013.

     Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2013.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Brian F. Maxted	1,294,117	(3)	14,468,228	80,882	(3)	904,261
W. Greg Dunlevy	776,470	(4)	8,680,935	48,529	(4)	542,554
Christopher J. Ball	43,941	(5)	491,260	87,882	(5)	982,521
Jason E. Doughty	92,051	(6)	1,029,130	133,976	(6)	1,497,852
Darrell L. McKenna	254,487	(7)	2,845,165	358,881	(7)	4,012,290

(1)
The market values of the service and performance shares/units were calculated by multiplying the number of shares by $11.18, which was the closing price of a common share on December 31, 2013.

(2)
This column reflects the market values of (a) the 12.5% of the performance shares granted to Messrs. Maxted and Dunlevy on June 15, 2011 and to Mr. Doughty on October 1, 2011 and the 38% of the performance shares granted to Mr. McKenna on February 1, 2012 that would have vested as of December 31, 2013 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date, (b) the maximum number of performance units granted to Mr. Ball on August 2, 2013, to Mr. Doughty on June 19, 2013 and to Mr. McKenna on June 19, 2013 because the target level of achievement of the specified relative TSR goal for these performance units would have been exceeded as of December 31, 2013 had the four-year performance period ended on that date and (c) the target number of performance units granted to Messrs. Doughty and McKenna on June 11, 2012 because the threshold (but not target) level of achievement of the specified relative TSR goal for these performance units would have been exceeded as of December 31, 2013 had the four-year performance period ended on that date. The actual number of performance shares/units, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the applicable performance period. For more on the terms of these awards, see "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Equity Awards" above.

(3)
For Mr. Maxted, consists of: (a) 1,294,117 service shares that are scheduled to vest ratably on May 16 of each of 2014 and 2015 and (b) 80,882 performance shares that would have vested on December 31, 2013 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date. The actual number of performance shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on May 16, 2015 and the service condition, which was met as to one-fourth of the shares on May 16 of each of 2012 and 2013 and which is scheduled to be met ratably for the remaining shares on May 16 of each of 2014 and 2015.

(4)
For Mr. Dunlevy, consists of: (a) 776,470 service shares that are scheduled to vest ratably on May 16 of each of 2014 and 2015 and (b) 48,529 performance shares that would have vested as of December 31, 2013 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date. The actual number of performance shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on May 16, 2015 and the service condition, which was met as to one-fourth of the shares on May 16 each of 2012 and 2013, and which is scheduled to be met ratably for the remaining shares on May 16 of each of 2014 and 2015.

(5)
For Mr. Ball, consists of: (a) 43,941 service units that are scheduled to vest ratably on August 1 of each of 2014, 2015, 2016 and 2017 and (b) 87,882 performance units that are scheduled to vest on January 3, 2017, assuming maximum attainment of the specified relative TSR goal. The actual number of performance units, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 3, 2017 and the service condition, which is scheduled to be met ratably on August 1 of each of 2014, 2015, 2016 and 2017.

(6)
For Mr. Doughty, consists of: (a) 21,225 service shares that are scheduled to vest ratably on October 1 of each of 2014 and 2015; (b) 19,471 service units that are scheduled to vest ratably on June 1 of each of 2014, 2015 and 2016; (c) 51,354 service shares that are scheduled to vest ratably on June 1 of each of 2014, 2015, 2016 and 2017; (d) 5,307 performance shares that would have vested on December 31, 2013 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on May 16, 2016 and the service condition, which was met as to one-fourth on October 1 of each of 2012 and 2013 and which is scheduled to be met ratably for the remaining shares on October 1 of each of 2014 and 2015); (e) 25,961 performance units that are scheduled to vest on January 3, 2017, assuming target attainment of the specified relative TSR goal (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 3, 2017 and the service condition, which was met as to one-fourth of shares on June 1 of 2013 and which is scheduled to be met ratably for the remaining shares on June 1 of each of 2014, 2015 and 2016); and (f) 102,708 performance units that are scheduled to vest on January 3, 2017, assuming maximum attainment of the specified relative TSR goal (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 3, 2017 and the service condition, which is scheduled to be met ratably on June 1 of each of 2014, 2015, 2016 and 2017).

(7)
For Mr. McKenna, consists of: (a) 72,339 service shares, one-fourth of which vested on February 1, 2014 and the remainder of which is scheduled to vest ratably on each of 2014, 2015 and 2016; (b) 63,102 service shares that are scheduled to vest ratably on June 1 of each of 2014, 2015 and

  2016; (c) 119,048 service shares that are scheduled to vest ratably on June 1 of each of 2014, 2015, 2016 and 2017; (d) 36,651 performance shares that would have vested on December 31, 2013 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 4, 2016 and the service condition, which was met as to one-fourth of the shares on February 1 of 2013 and which is scheduled to be met ratably for the remaining shares on February 1 of each of 2014, 2015 and 2016); (e) 84,134 performance units that are scheduled to vest on January 4, 2016, assuming target attainment of the specified relative TSR goal (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 4, 2016 and the service condition, which was met as to one-fourth of the shares on June 1 of 2013 and which is scheduled to be met ratably for the remaining shares on June 1 of each of 2014, 2015 and 2016); and (f) 238,096 performance units that are scheduled to vest on January 3, 2017, assuming maximum attainment of the specified relative TSR goal (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 3, 2017 and the service condition, which is scheduled to be met ratably on June 1 of each of 2014, 2015, 2016 and 2017).

    Option Exercises and Stock Vested During 2013

          The following table provides information on our named executive officers' service shares and service units that vested in 2013. None of our named executive officers held or received any stock option awards in 2013, and none of the executives' performance shares or units vested in 2013.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brian F. Maxted	647,059	7,454,120
W. Greg Dunlevy	388,235	4,472,467
Christopher J. Ball	—	—
Jason E. Doughty	17,105	177,585
Darrell L. McKenna	45,147	518,725

(1)
The value realized on vesting of the service shares and units was calculated by multiplying the number of shares that vested in 2013 by the closing price of a common share on the vesting date (or if the vesting date was not a trading day, on the trading day immediately preceding the vesting date). These closing prices ranged from $10.32 to $12.51.

     2013 Pension Benefits

        We do not maintain any defined benefit pension plans.

     2013 Nonqualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans.

     Potential Payments Upon Termination or Change in Control

        If on December 31, 2013 we had undergone a change in control or our named executive officers' employment had terminated under specified circumstances, each of our named executive officers would have been entitled to accelerated vesting of his equity awards on the terms summarized under "—Equity Awards" below, and to specified payments and benefits under our severance policy and, for Messrs. Ball, Doughty and McKenna, under their offer letters. For a summary of the terms of our severance policy and these offers letters, see "—Severance Policy" and "—Offer Letters" below.

Name	Change in Control (No Termination) ($)	Involuntary Termination in Connection with Change in Control ($)		Termination without Cause or Resignation for Good Reason (No Change in Control) ($)		Voluntary Resignation without Good Reason or Termination for Cause ($)	Death/ Disability ($)
Brian F. Maxted
Equity acceleration(1)	21,702,348	21,702,348		18,085,293		—	21,702,348
Salary payments	—	1,746,279	(2)	—		—	—
Bonus	—	—	(3)	—		—	—
Benefits continuation	—	44,614	(4)	—		—	—
Outplacement services	—	23,400	(5)	—		—	—
Unused vacation	—	55,282	(6)	—		—	—
Relocation	—	—		—		—	—
Total	21,702,348	23,571,923		18,085,293		—	21,702,348
W. Greg Dunlevy
Equity acceleration(1)	13,021,402	13,021,402		10,851,174		—	13,021,402
Salary payments	—	1,380,766	(2)	—		—	—
Bonus	—	—	(3)	—		—	—
Benefits continuation	—	44,614	(4)	—		—	—
Outplacement services	—	23,400	(5)	—		—	—
Unused vacation	—	12,250	(6)	—		—	—
Relocation	—	—		—		—	—
Total	13,021,402	14,482,432		10,851,174		—	13,021,402
Christopher J. Ball
Equity acceleration(1)	982,521	982,521		—		—	1,473,781
Salary payments	—	1,013,935	(2)	745,988	(7)	—	—
Bonus	—	—	(3)	—		—	—
Benefits continuation	—	48,290	(4)	36,218	(7)	—	—
Outplacement services	—	23,400	(5)	—		—	—
Unused vacation	—	1,913	(6)	—		—	—
Relocation	—	16,792	(8)	—		—	—
Total	982,521	2,086,851		782,206		—	1,473,781
Jason E. Doughty
Equity acceleration(1)	2,368,136	2,368,136		2,104,870		—	3,232,518
Salary payments	—	767,567	(2)	352,849	(7)	—	—
Bonus	—	—	(3)	211,709	(7)	—	—
Benefits continuation	—	44,614	(4)	22,307	(7)	—	—
Outplacement services	—	23,400	(5)	—		—	—
Unused vacation	—	8,821	(6)	—		—	—
Relocation	—	50,000	(8)	—		—	—
Total	2,368,136	3,262,538		2,691,735		—	3,232,518
Darrell L. McKenna
Equity acceleration(1)	6,195,062	6,195,062		8,466,636		—	8,466,636
Salary payments	—	1,127,538	(2)	523,500	(7)	—	—
Bonus	—	—	(3)	392,625	(7)	—	—
Benefits continuation	—	44,614	(4)	22,307	(7)	—	—
Outplacement services	—	23,400	(5)	—		—	—
Unused vacation	—	—	(6)	—		—	—
Relocation	—	—		—		—	—
Total	6,195,062	7,390,614		9,405,068		—	8,466,636

(1)
Messrs. Maxted and Dunlevy hold service and performance shares, Messrs. Doughty and McKenna hold service and performance shares and performance units and Mr. Ball holds service and performance units, in each case that were unvested as of December 31, 2013. Under their terms, these awards are subject to accelerated vesting under specified circumstances. The amounts in the table are based on the $11.18 closing price of a common share on December 31, 2013. For performance shares/units, to the extent the service condition was met prior to a termination of employment or is deemed to be met as a result of a specified termination of employment and, in either case, they otherwise remain subject to the satisfaction of the specified relative TSR goal following such termination of employment, these amounts assume maximum attainment of such goal as of December 31, 2013. See "Equity Awards" below for summaries of these defined terms and for more details on the circumstances under which the vesting of these awards would have accelerated.

(2)
Represents a lump-sum cash severance payment under our severance policy equal to 24 months of base salary plus four additional weeks of base salary for each year of service (for Mr. Maxted, 40 additional weeks; for Mr. Dunlevy, 40 additional weeks; for Mr. Doughty, eight additional weeks; and for Mr. McKenna, eight additional weeks) and any additional amounts due for any partial year of service.

(3)
Under our severance policy, each of our named executive officers is entitled to a prorated portion of his annual target bonus for the year of termination, if not yet paid. Because we paid bonuses for 2013 to our named executive officers (and employees generally) in December 2013, our named executive officers would not have received any additional bonus amounts had their employment terminated on December 31, 2013.

(4)
Represents a cash payment in an amount equal to the premium cost of continued healthcare coverage for 24 months under our severance policy.

(5)
Represents the cost of outplacement services for 18 months under our severance policy.

(6)
Represents payouts of unused vacation time under our severance policy.

(7)
Represents payments of annual base salary and reimbursement of the cost of medical and dental insurance for each executive and his dependents (for 18 months for Mr. Ball and for 12 months for Messrs. Doughty and McKenna). In addition, Messrs. Doughty and McKenna are entitled to 12 months of estimated bonus payments (using target bonus as an "estimated bonus payment" for purposes of this table). For additional details, see "—Offer Letters" below.

(8)
For Messrs. Ball and Doughty, represents $16,792 and $50,000, respectively, for reasonable and customary costs that we estimate would be incurred in moving Mr. Ball back to the United Kingdom (without taking into account costs associated with moving his family who are still in the United Kingdom) and Mr. Doughty and his family back to Houston, Texas, if, solely as a result of a "change in control" (as defined in the LTIP and summarized below under "Equity Awards—Definitions"), (i) Mr. Ball's employment terminates within 18 months after his start date (i.e., by January 1, 2015) or (ii) either Mr. Ball or Mr. Doughty is required to relocate to a location outside of the Dallas/Fort Worth area. This estimate is based on the costs incurred in moving Messrs. Ball and Doughty (and Mr. Doughty's family) to the Dallas/Fort Worth area.

        Offer Letters

        We have entered into an offer letter agreement with each of Messrs. Ball, Doughty and McKenna that provides for specified termination payments and benefits. The material terms of the offer letters are as follows:

  •
  Annual base salary:  Mr. Ball ($475,000); Mr. Doughty ($300,000); and Mr. McKenna ($500,000).

  •
  Annual bonus opportunity:  Mr. Ball (75% of base salary); Mr. Doughty (50% of base salary); and Mr. McKenna (75% of base salary).

  •
  Signing bonus:  Mr. Ball ($150,000); Mr. Doughty ($75,000); and Mr. McKenna ($600,000). The offer letters with each of Messrs. Ball, Doughty and McKenna require him to reimburse these signing bonuses if he voluntarily resigns from Kosmos within 12 months after his start date (such dates have lapsed for Messrs. Doughty and McKenna and will lapse for Mr. Ball on July 1, 2014).

  •
  Retention bonus:  Mr. Ball ($150,000), payable on the first anniversary of Mr. Ball's start date at Kosmos (i.e., July 1, 2014), subject to his continued employment with Kosmos through such date.

  •
  Initial equity awards:  Initial grants of equity awards under the LTIP having an aggregate grant date value equal to a specified multiple of the executive's annual base salary (two times for Mr. Ball, three times for Mr. Doughty and five times for Mr. McKenna).

  •
  Relocation expenses:  Payment or reimbursement of specified expenses associated with each executive's relocating to the Dallas/Fort Worth area. In addition, each of Messrs. Ball and Doughty is eligible (with the Company's pre-approval) for either (i) payment or reimbursement of monthly covered costs associated with maintaining his original residence during any period that it remains unoccupied (capped at $3,000 per month for six months) or (ii) a lump-sum amount of $50,000 in respect of costs associated with the sale of his original residence and the purchase or lease of a new residence in the Dallas/Fort Worth area. The offer letters with each of Messrs. Ball and Doughty require him to reimburse these expenses if he voluntarily resigns from Kosmos within 12 months after his start date. This reimbursement obligation has lapsed for Mr. Doughty and lapses for Mr. Ball on July 1, 2014.

  •
  Termination benefits:  For each executive, if his employment is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, for a specified period (18 months for Mr. Ball and 12 months for Messrs. Doughty and McKenna) he will receive his annual base salary and reimbursement of the cost of medical and dental insurance for him and his dependents. In addition, Messrs. Doughty and McKenna are entitled to 12 months of estimated bonus payments. Each of Messrs. Ball and Doughty is also entitled to payment of reasonable and customary expenses associated with his moving back to the United Kingdom (for Mr. Ball) or Houston, Texas (for Mr. Doughty) under the circumstances described in footnote 8 to the "Potential Payments Upon Termination of Change in Control" table above.

        Severance Policy

        On December 19, 2013, we adopted a severance policy to encourage continuity of management and other employees after a change of control. The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a "change in control" (as defined in the LTIP and summarized below) as a result of:

  •
  work force reduction;

  •
  departmental reorganization that results in job elimination;

  •
  departmental reorganization that results in a material diminution of the skills, requirements, aptitudes or other criteria of the position, if the employee declines an offer of continued employment in the altered position or in another position that the Company deems comparable in its reasonable discretion; or

  •
  relocation of the job functions outside of a 50-mile radius, if the employee is not offered employment at the new location or declines an offer of employment at the new location.

        The severance policy provides for the following severance benefits:

  •
  a lump-sum cash severance payment in an amount determined based on the employee's title, years of service and base salary (for our named executive officers, this amount equals 24 months of base salary plus four additional weeks of base salary for each year of service);

  •
  a prorated portion of the employee's annual target bonus for the current year, if not yet paid;

  •
  a cash payment in an amount equal to the premium cost of continued healthcare coverage for a specified period (for 24 months for our named executive officers);

  •
  outplacement services (for 18 months for our named executive officers); and

  •
  payout of unused vacation time.

        Employees, including our named executive officers, who have a separate severance agreement may receive benefits under that agreement or the severance policy, but not both. To receive severance benefits under the severance policy, an employee must sign and not revoke a separation and release agreement in the form prescribed by the Company.

        Equity Awards

        Service Shares and Service Units

        Service shares/units held by each of our named executive officers (other than the service shares/units granted to Messrs. Ball and Doughty before they were promoted to their executive officer positions) are scheduled to vest based solely on service and would have fully vested on December 31, 2013, if on that date the executive's employment had terminated due to his death or disability or had his employment been terminated by us without cause or by him for good reason. Had we undergone a change in control on December 31, 2013, these awards would have become fully vested on the earliest to occur of:

  •
  the first anniversary of the change in control, if the executive remained employed through the anniversary date;

  •
  the regularly scheduled vesting date, if the executive remained employed through the vesting date; and

  •
  termination of the executive's employment by us or the acquiror without cause or by him for good reason or due to his death or disability.

On termination of the executive's employment by us or the acquiror for cause or by him without good reason before the earlier of the first anniversary of the change in control or the regularly scheduled vesting date, the service shares/units would have been forfeited.

        Service shares/units held by Messrs. Ball and Doughty that were granted to them before they were promoted to their executive officer positions would have fully vested on December 31, 2013, if on that date their employment had terminated due to their death or disability. Had we undergone a change in control on December 31, 2013, the awards would have become fully vested under the circumstances described above for service shares/units granted to our named executive officers in their executive officer positions. These service shares/units would have been forfeited upon termination of employment under any other circumstances.

        Performance Shares Granted in Connection with our IPO

        Messrs. Maxted and Dunlevy also hold performance shares that were granted to them in connection with our IPO and that are scheduled to vest based on attainment of both a service condition and a relative TSR performance condition. The service condition would have been fully attained on December 31, 2013, if on that date the executive's employment had terminated due to his death or disability, and the performance shares would have remained subject to the performance condition.

        Had either of Messrs. Maxted or Dunlevy terminated his employment without good reason at any time, or had his employment been terminated by us without cause or by him for good reason at any time other than on, or within one year after, a change in control, then:

  •
  the performance shares, if any, for which the applicable service condition had been satisfied as of such termination would have remained subject to the applicable performance condition; and

  •
  the performance shares, if any, for which the applicable service condition had not been satisfied as of such termination would have been forfeited in their entirety without any payment to the executive.

        Had we undergone a change in control on December 31, 2013, the performance condition would have been deemed attained at the maximum level, and the performance shares would have remained subject to the service condition to the extent not yet met. After the change in control, the performance shares would have vested or been forfeited under the same circumstances as are described above for the service shares/units.

        Performance Shares and Performance Units Granted After Our IPO

        For performance shares and performance units granted after our IPO to Messrs. Ball, Doughty and McKenna (other than the performance shares/units granted to Messrs. Ball and Doughty before they were promoted to their executive officer positions), the service condition would have been fully attained on December 31, 2013, if on that date the executive's employment had terminated due to his death or disability or had his employment been terminated by us without cause or by him for good reason, and such performance shares/units would have remained subject to the performance condition. Had the executive terminated his employment without good reason at any time, the performance shares/units, if any, for which the applicable service condition had been satisfied as of such termination would have remained subject to the applicable performance condition, and the remaining performance shares/units would have been forfeited without any payment to the executive.

        Had we undergone a change in control on December 31, 2013, the performance condition would have been deemed attained at the maximum level (for such performance shares) or at the target level (for such performance units), and such performance shares/units would have remained subject to the service condition to the extent not yet met. After the change in control, such performance shares/units would have vested or been forfeited under the same circumstances as are described above for the service shares/units.

        The performance shares/units granted to Messrs. Ball and Doughty before they were promoted to their executive officer positions are subject to the same terms as the performance shares granted to Messrs. Maxted and Dunlevy in connection with our IPO.

        Definitions

        For purposes of the accelerated vesting of the named executive officers' equity awards under the circumstances described above, the LTIP defines "cause," "change in control," "disability" and "good reason" as follows:

        "Cause" generally means the named executive officer's:

  •
  failure to perform his duties (other than any such failure resulting from his physical or mental incapacity);

  •
  having engaged in misconduct, negligence or a breach of fiduciary duty;

  •
  having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any crime of moral turpitude or felony under any applicable law;

  •
  breach of any restrictive covenant to which he is subject;

  •
  breach of any of our policies, including any policy that relates to expense management, human resources or the Foreign Corrupt Practices Act;

  •
  unlawful use or possession of illegal drugs on our premises or while performing his duties to us; or

  •
  commission of an act of fraud, embezzlement or misappropriation, in each case, against us.

        "Change in Control" generally means the occurrence of one or more of the following events:

  •
  the acquisition of 50% or more of the combined voting power of our outstanding securities (other than by our controlling shareholders);

  •
  the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);

  •
  the consummation of our merger, amalgamation or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such transaction); or

  •
  the transfer of our assets having a gross fair market value of 50% or more of the total gross market value of our assets immediately before such transfer (other than any such transfer immediately after which such assets are owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our common shares immediately before such transfer), and the subsequent distribution of the proceeds from such transfer to our shareholders having a fair market value that is greater than 50% of our fair market value immediately before such transfer.

        "Disability" generally means "disability" as defined in our long-term disability plan for the purpose of determining eligibility for benefits. If such plan contains multiple definitions of disability, then "disability" refers to that definition of disability which, if the named executive officer qualified for such benefits, would provide coverage for the longest period.

        "Good Reason" generally means the occurrence of any of the following events without the named executive officer's consent:

  •
  a reduction in his base salary or target bonus, other than any such reduction that applies generally to similarly situated employees;

  •
  relocation of the geographic location of his principal place of employment by more than 50 miles; or

  •
  a material reduction in his duties or responsibilities that occurs within two years after a change in control.

        In each case, the executive must provide us with written notice specifying the circumstances alleged to constitute good reason within 90 days after the circumstances first occur. We then have 30 days to cure the circumstances. If we have not cured the circumstances within the 30-day period, the executive is required to resign within 60 days after the end of the 30-day period.

DIRECTOR COMPENSATION

2013 Director Compensation

        The following table lists the individuals who served as our non-employee directors in 2013 and summarizes their 2013 compensation. Mr. Maxted did not receive any compensation for his services as a director in 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John R. Kemp III	60,000	32,350	945,457	1,037,807
Sir Richard B. Dearlove	75,000	143,878	—	218,878
David I. Foley	100,000	—	—	100,000
David B. Krieger	100,000	—	—	100,000
Joseph P. Landy	60,000	—	—	60,000
Prakash A. Melwani	85,000	—	—	85,000
Adebayo O. Ogunlesi	70,000	140,000	—	210,000
Lars H. Thunell	60,000	143,878	—	203,878
Chris Tong	125,000	140,000	—	265,000
Christopher A. Wright	145,000	140,000	—	285,000

(1)
Each of our non-employee directors is entitled to (i) an annual cash retainer for service on the Board and (ii) an additional cash retainer if the director chairs a Board committee or served on the Strategy and Business Implementation Committee, in each case, paid quarterly and, if applicable, pro-rated for the portion of the year that the director served on the Board or committee. For 2013, the amounts of such retainers were as follows:

Board Service	Retainer (Annualized)($)
Board Member	60,000
Audit Committee Chair (Mr. Tong)	25,000
Compensation Committee Chair (Mr. Melwani)	25,000
Nominating and Corporate Governance Committee Chair (Mr. Ogunlesi)	10,000
Health, Safety, Environmental and Security Committee Chair (Mr. Wright)	15,000
External Affairs & Political Risk Committee Chair (Mr. Thunell)	15,000
Strategy and Business Implementation Committee Chair (Mr. Wright)	30,000
Strategy and Business Implementation Committee Member (Messrs. Wright, Tong, Foley and Krieger)	40,000
(2)
The Compensation Committee and the Board approved equity grants in October 2013 to our non-employee directors who are not affiliated with our significant shareholders (other than Sir Richard B. Dearlove and Mr. Thunell, as they received initial equity grants in January 2013 when they joined the Board) and also conformed the vesting schedules of certain outstanding equity awards held by Mr. Tong, Sir Richard B. Dearlove and Mr. Thunell to better align the terms of outstanding equity grants held by our directors. The amounts in this column reflect the aggregate grant date fair values of such service units as well as the service units granted to Mr. Kemp under his consulting agreement, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by the directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

  The following table sets forth the total number of service shares/units held by our non-employee directors who held such awards as of December 31, 2013, which are scheduled to vest as follows:

Name	1/1/14	9/30/14	10/1/14	11/5/14	Total
John R. Kemp III	—	3,000	—	2,982	5,982
Sir Richard B. Dearlove	11,650	—	—	—	11,650
Adebayo O. Ogunlesi	—	—	13,035	—	13,035
Lars H. Thunell	11,650	—	—	—	11,650
Chris Tong	11,738		13,035	—	24,773
Christopher A. Wright	—	—	13,035	—	13,035

  The vesting of the service units granted in 2013 will accelerate on death or disability. The vesting of the service shares/units granted to our directors prior to 2013 will accelerate under the same circumstances as the service shares/units held by our named executive officers (other than the service shares/units granted to Messrs. Ball and Doughty before they were promoted to their executive officer positions) (see "Potential Payments Upon Termination or Change in Control—Service Shares and Service Units" above). All of Mr. Kemp's outstanding service shares/units accelerated on his resignation from the Board on February 28, 2014, as approved by the Board in connection with his resignation.

(3)
The amounts in this column for Mr. Kemp reflect (i) the following amounts provided under his consulting agreement: $732,000 for the consulting services that he provided to us in 2013, $151,278 in reimbursements for housing expenses and utilities, and $52,276 in reimbursements for travel, including spousal travel and reimbursements for expenses and meals; and (ii) the cost of his annual executive physical. For more on Mr. Kemp's consulting agreement, see "Consulting Agreement with Mr. Kemp" below.

Consulting Agreement with Mr. Kemp

        Effective October 1, 2011, as amended effective as of January 1, 2012, January 1, 2013 and October 1, 2013, we entered into a consulting agreement with Mr. Kemp, pursuant to which he provided consulting services to us as we reasonably requested from time to time. Effective February 28, 2014, Mr. Kemp resigned from the Board and also ceased providing us with consulting services.

        Under the consulting agreement, we provided Mr. Kemp with the following for his consulting services:

  •
  a monthly fee for his services under the agreement ($61,000 as of the last month of his consulting period);

  •
  monthly grants of 1,000 service shares or service units, the vesting of which accelerated on the last day of his consulting period in accordance with the terms of the agreement; and

  •
  reimbursement for his reasonable expenses incurred in connection with his providing the services under the agreement, including travel expenses and lodging incurred by him and travel expenses incurred by his wife when she accompanied him in the performance of his services.

        The agreement contains a customary covenant restricting Mr. Kemp from disclosing our confidential information, which remains in effect in perpetuity.

 2014 Director Compensation

        Effective for 2014, the Compensation Committee and the Board approved annual grants of service units to our non-employee directors who are not affiliated with our significant shareholders. These grants will be made annually on the date of our annual meeting of shareholders (or, for those directors who begin serving on the Board on a different date, on such date). The service units will be scheduled to vest on the earlier of (i) the first anniversary of the grant date or (ii) the day before the date of our first annual shareholder meeting following the grant date.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information about the exchange shares, service shares, service units, performance shares and performance units outstanding as of December 31, 2013 that were granted under the LTIP, which is our only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	6,576,457	(1)	—	5,319,481	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	6,576,457		—	5,319,481

(1)
Represents the number of common shares underlying service units and performance units (assuming maximum attainment of the specified relative TSR goal) granted under the LTIP.

(2)
The LTIP was approved by our sole shareholder prior to our IPO. This number does not include the shares that are issuable upon vesting and settlement of the service and performance units.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report above and the Audit Committee Report below shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.

 AUDIT COMMITTEE REPORT

        Management is responsible for the Company's system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, and (3) the independence and performance of the Company's auditors.

        The Audit Committee has reviewed and discussed with the Company's management and the independent accountants the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees," as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Company's independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

Respectfully submitted by the Audit Committee of the Board,
Chris Tong, Chairman Sir Richard B. Dearlove Adebayo ("Bayo") O. Ogunlesi Lars H. Thunell

 HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or by telephone at +1 (214) 445-9600. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF SHAREHOLDERS

        Any shareholder desiring to present a shareholder proposal at our 2015 annual general meeting of shareholders and to have the proposal included in our related Proxy Statement must send such proposal to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, so that it is received no later than December 29, 2014. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

        Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual general meeting if such proposal complies with the Company's bye-laws. In accordance with our bye-laws, shareholder proposals may be brought before an annual general meeting only if such proposal is made pursuant to written notice timely given to the Company's Corporate Secretary accompanied by certain information. To be timely, a shareholder's written notice must be received at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual general meeting. For shareholder proposals for the 2015 annual general meeting of shareholders, written notice must be received between February 4, 2015 and March 6, 2015.

        In addition, Section 79 of the Companies Act of 1981 of Bermuda provides that shareholders representing either (1) not less than 5% of the total voting rights of all shareholders having a right to vote at an annual general meeting of the Company, or (2) not less than 100 shareholders may require a proposal to be submitted to an annual general meeting and to circulate to the shareholders a statement of not more than 1,000 words with respect to the proposal or the business to be dealt with at the meeting. Generally, notice of such a proposal must be received by the Company at its registered office not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited.

BY ORDER OF THE BOARD OF DIRECTORS
Jason E. Doughty Senior Vice President, General Counsel and Corporate Secretary

Dallas, Texas
April 28, 2014

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000211531_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR All of the following: 1. Election of Directors Nominees 01 Andrew G. Inglis 02 Brian F. Maxted 03 Sir Richard B. Dearlove 04 David I. Foley 05 David B. Krieger 06 Joseph P. Landy 07 Prakash A. Melwani 08 Adebayo O. Ogunlesi 09 Lars H. Thunell 10 Chris Tong 11 Christopher A. Wright KOSMOS ENERGY LTD. C/O KOSMOS ENERGY LLC. ATTN:CORPORATE SECRETARY 8176 PARK LANE,SUITE 500 DALLAS, TX 75231 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To appoint Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014 and to authorize the Company's Audit Committee of the Board of Directors to determine their remuneration. 3 To approve, on a nonbinding, advisory basis, named executive officer compensation. NOTE: The Company is making three proposals, none of which is contingent on each other. If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000211531_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2013 Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . KOSMOS ENERGY LTD. Annual General Meeting of Shareholders June 5, 2014 8:00 AM This proxy is solicited on behalf of the Board of Directors The shareholder(s) hereby appoint(s) Andrew G. Inglis and W. Greg Dunlevy, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of KOSMOS ENERGY LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholder(s) to be held at 8:00 AM, local time on June 5, 2014, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be marked, dated and signed on reverse side